                                                                    EXHIBIT 99.1

                               KMART CORPORATION

                      CONSOLIDATED SELECTED FINANCIAL DATA

     The following selected financial data for the periods indicated has been derived from the consolidated financial statements of Kmart Corporation. Information for all years has been restated to exclude discontinued operations of Borders Group, Inc., OfficeMax, Inc., The Sports Authority, Inc., PACE Membership Warehouse, Inc., Thrifty PayLess Holdings, Inc., PayLess Drug Stores Northwest, Inc. and Coles Myer, Ltd. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition and the financial statements and notes thereto.

                                                                     FISCAL YEAR ENDED(1)
                                              -------------------------------------------------------------------
                                              JANUARY 31,   JANUARY 25,   JANUARY 26,   JANUARY 27,   JANUARY 29,
                                                1996(2)        1995         1994(3)        1993          1992
                                              -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Sales.......................................    $34,389       $32,514       $30,757       $28,890       $27,596
Cost of merchandise sold, including buying
  and occupancy costs.......................     26,996        24,868        23,075        21,179        20,152
Selling, general and administrative
  expenses..................................      7,554         7,376         6,896         6,409         6,289
Interest expense:
  Debt, net.................................        220           258           284           229           203
  Capital lease obligations and other.......        226           235           192           185           180
Income (loss) from continuing retail
  operations before income taxes and equity
  income....................................       (750)           63          (532)        1,165         1,037
Equity in net income of unconsolidated
  companies.................................         38            52            52            53            50
Net income (loss) from continuing retail
  operations................................       (490)          104          (288)          805           705
Net income (loss)...........................       (571)          296          (974)          941           859
PER SHARE DATA
Earnings (loss) per common share from
  continuing retail operations..............    $ (1.08)      $  0.21       $ (0.65)      $  1.76       $  1.66
Cash dividends declared per common
  share(4)..................................       0.36          0.96          0.96          0.92          0.88
Book value per common share.................      10.99         13.15         13.39         16.64         15.33
FINANCIAL DATA
Working capital.............................    $ 5,558       $ 3,562       $ 3,793       $ 5,014       $ 4,682
Total assets................................     15,397        16,642        16,433        17,140        14,654
Long-term obligations -- Debt...............      3,935         2,003         2,223         3,008         2,067
                       -- Capital leases....      1,629         1,777         1,720         1,669         1,608
Shareholders' equity........................      5,280         6,032         6,093         7,536         6,891
Capital expenditures........................        578         1,125           871         1,167         1,081
Depreciation and amortization...............        729           680           626           547           470
Ending market capitalization................      2,858         6,345         9,333        10,837        10,901
Weighted average shares outstanding
  (millions)(5).............................        460           457           457           456           426
FINANCIAL RATIOS
Inventory turnover..........................        3.4x          3.2x          3.0x          2.7x          2.8x
Debt as a percentage of total
  capitalization............................       51.9%         44.7%         46.8%         42.1%         35.6%
Ratio of income from continuing retail
  operations to fixed charges(6)............         --           1.2x           --           3.0x          3.0x

- ------------
(1) The Company's fiscal year ends on the last Wednesday in January. Fiscal 1995 consisted of 53 weeks and ended on January 31, 1996.

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

(2) Results of operations for fiscal 1995 include a pretax provision of $532 million ($390 million net of tax) related to the adoption of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

(3) Results of operations for the fiscal year ended January 26, 1994 include a pretax provision of $1,130 million ($723 million net of tax) for store restructuring and other charges.

(4) The Company suspended dividends on Kmart Common Stock in December 1995.

(5) As of January 31, 1996, there were 480,628,478 shares of Kmart Common Stock outstanding.

(6) Fixed charges represent total interest charges, a portion of operating rentals representative of the interest factor, and amortization of debt discount and expense. The deficiency of income from continuing retail operations versus fixed charges was $733 million and $494 million for fiscal years 1995 and 1993, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     Over the past three years, the Company has undertaken a number of initiatives intended to strengthen its performance and improve operating results.

     In January 1994, the Company approved a restructuring plan to expand the store modernization program begun in 1989. The fiscal 1993 modernization program focused on creating larger-format discount stores and Super Kmart Centers. See "-- Store Restructuring and Other Charges." As a result of the restructuring plan, Kmart recorded a pre-tax charge of $1,130 million in the fourth quarter of 1993.

     In mid 1994, the Company returned its focus to the core domestic discount store business. Since November 1994, the Company has completed the divestiture of The Sports Authority, Inc. ("The Sports Authority"), OfficeMax, Inc. ("OfficeMax"), Borders Group, Inc. ("Borders Group") and Coles Myer, Ltd. ("Coles Myer"), resulting in aggregate proceeds to the Company of approximately $2.9 billion. The Company also divested ownership and operation of its former automotive service business located in or adjacent to approximately 860 domestic Kmart stores. The Company recently sold two subsidiaries operating 13 stores in the Czech and Slovak Republics for aggregate proceeds of approximately $115 million and sold 5,290,648 shares of common stock of Thrifty PayLess Holdings, Inc. ("TPH") for approximately $70 million.

     In late 1994, the Company began to recruit senior executives from outside Kmart with the goal of bringing fresh perspective and leadership to address Kmart's operational problems. To address Kmart's operating weaknesses, management began to focus on improving merchandise flow, reducing out-of-stock inventory problems, tightening control over capital expenditures, reducing costs and improving the Company's information systems. A new chief executive officer was hired in June 1995, filling a vacancy that had existed for several months. During the remainder of 1995 and continuing into early 1996, the new chief executive officer focused on building a management team to return Kmart to profitability. To that end, a number of senior executives were hired, including a new president and chief merchandising officer of U.S. Kmart stores, who was hired in December 1995 to revitalize Kmart's merchandising efforts.

     The Company's operating results deteriorated in 1995 as a result of aggressive clearance of $700 million (at retail value) in aged, discontinued inventory and continued heavy promotional discounting. Results in 1995 were also adversely affected by operating losses at Builders Square, Inc. ("Builders Square") and at the Company's Canadian operations. In fiscal 1995, Kmart reported a net loss from continuing operations of $100 million (excluding the effect of a pretax provision of $532 million ($390 million net of tax) related to the adoption of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121").

     At the end of October 1995, primarily due to disappointing operating results and a review by rating agencies of its long-term debt, Kmart experienced a general tightening of credit conditions, including the elimination of its commercial paper program and certain uncommitted letter of credit facilities. In early 1996, Kmart's long-term senior unsecured debt rating was downgraded to non-investment grade (BB by Standard & Poor's and Ba2 by Moody's). As a result of the ratings downgrade, certain of the Company's real estate related debt could have been required to be repaid, either by its terms or at the option of the holders, and the payment of such debt would have accelerated any outstanding borrowings under the Company's bank credit facilities. As of February 29, 1996, based on an agreement in principle reached in December 1995, Kmart executed definitive agreements to restructure such real estate related debt and bank credit facilities which relieved much of the immediate-term liquidity pressure on Kmart. Pursuant to these agreements, the maturities of Kmart's current seasonal bank credit facility and certain of the real estate related debt were extended to February 1997, and the maturity of all other current bank credit facilities remained at October 1997.

     In view of the limitations the debt restructuring placed on Kmart's ability to attempt a business turnaround, Kmart initiated negotiations to secure a new $3.7 billion, three-year New Credit Agreement and to pursue an offering of Convertible Preferred Securities to increase its financial flexibility. The New Credit Agreement will replace the Company's current bank credit facilities and certain real estate related debt

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

aggregating $2.9 billion. The Convertible Preferred Securities offering and the New Credit Agreement will recapitalize the Company with a more traditional, flexible and stable capital structure. Based on its current operating plan, the Company believes that the Convertible Preferred Securities, the New Credit Agreement and cash generated from operations, will provide sufficient funds to meet its cash needs through 1999. The closing of the Convertible Preferred Securities offering and funding under the New Credit Agreement are each conditioned upon one another.

GENERAL

     Kmart Corporation (the "Company" or "Kmart") is one of the world's largest mass merchandise retailers. The dominant portion of Kmart's business consists of its domestic general merchandise group which operates a chain of 2,161 Kmart discount stores with locations in each of the 50 United States, Puerto Rico, the U.S. Virgin Islands and Guam, including 87 Super Kmart Centers, all in the United States, at January 31, 1996. Internationally, the general merchandise group has operations in Canada, the Czech and Slovak Republics (see Note 2 of Notes to Consolidated Financial Statements) and joint ventures in Mexico and Singapore. Kmart's remaining specialty retail operation consists of Builders Square which operates 167 home improvement stores. Kmart also hold 49% equity interest in substantially all of the Meldisco subsidiaries of Melville Corporation, which operate the footwear departments in domestic Kmart stores.

     In April 1996, Kmart sold approximately 30% of its investment in the common stock of TPH, an entity which resulted primarily from the combination of Kmart's former subsidiary PayLess Drug Stores Northwest, Inc. ("PayLess") with Thrifty Drug Stores after PayLess was sold to TPH. During 1995, public offerings were completed for Borders Group and the Company's remaining interests in OfficeMax and The Sports Authority. The results of the aforementioned operations have been restated as discontinued operations in the financial statements for all years presented. Discontinued operations also include PACE Membership Warehouse, Inc. ("PACE"), substantially all of which assets were sold in January 1994, and a 21.5% equity interest in Coles Myer, Australia's largest retailer, which was sold in November 1994.

RESULTS OF CONSOLIDATED OPERATIONS

A three-year summary of sales and operating income (loss) follows:

                                                  % CHANGE                                 % CHANGE
                            FISCAL YEAR      -------------------     FISCAL YEAR      -------------------     FISCAL YEAR
                               ENDED          ALL     COMPARABLE        ENDED          ALL     COMPARABLE        ENDED
                          JANUARY 31, 1996   STORES   STORES(1)    JANUARY 25, 1995   STORES     STORES     JANUARY 26, 1994
                          ----------------   ------   ----------   ----------------   ------   ----------   ----------------
                                                                (DOLLARS IN MILLIONS)
Sales
  United States...........     $ 30,429         7.2       5.6          $ 28,386         5.3        1.4          $ 26,948
  International...........        1,284         9.1       3.0(2)          1,177         8.0        4.2(2)          1,090
  Builders Square.........        2,676        (9.3)     (8.7)            2,951         8.5        5.9             2,719
                               --------                                --------                                 --------
    Total Sales...........     $ 34,389         5.8       4.3          $ 32,514         5.7        1.9          $ 30,757
                               ========                                ========                                 ========
Operating Income (Loss)(3)
  United States...........     $    262       (48.1)                   $    505       (47.7)                    $    966
  International...........          (17)     (173.9)                         23       (52.1)                          48
  Builders Square.........          (17)     (160.7)                         28       (53.3)                          60
                               --------                                --------                                 --------
    Total Operating
      Income..............     $    228       (59.0)                   $    556       (48.2)                    $  1,074
                               ========                                ========                                 ========

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(1) Comparable store sales for the fiscal year ended January 31, 1996 are based on the 52-week period ended January 24, 1996.

(2) International comparable store sales change is calculated on sales in the applicable local currency.

(3) Operating income (loss) for the fiscal year ended January 31, 1996 excludes charges of $370 million and $162 million related to the adoption of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" regarding the accounting for impairment of long-lived assets of Builders Square and certain international operations, respectively. Operating income for the fiscal year ended January 26, 1994 excludes store restructuring and

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

    other charges of $865 million, $39 million and $226 million for United States operations, international operations and Builders Square, respectively.

     The following table highlights the store activity during fiscal 1995:

                                                 FISCAL YEAR ENDED             FISCAL 1995 ACTIVITY     PLANNED
                                        -----------------------------------   -----------------------     END
                                        JANUARY 26, 1994   JANUARY 25, 1995   OPENED   CLOSED    END     1996
                                        ----------------   ----------------   ------   ------   -----   -------
Kmart
  United States........................       2,323              2,316          59      (214)   2,161    2,142
  Canada...............................         127                128           2        (3)     127      115
Czech and Slovak Republics.............          13                 13          --        --       13       --
Mexico.................................          --                  2           2        --        4        4
Singapore..............................          --                  2           1        --        3        3
Other..................................          23                 20          --       (18)       2       --
                                             ------             ------          --      -----   -----    -----

     Total General Merchandise.........       2,486              2,481          64      (235)   2,310    2,264
                                             ------             ------          --      -----   -----    -----

Builders Square........................         177                166          16       (15)     167      169
                                             ------             ------          --      -----   -----    -----

Total Stores...........................       2,663              2,647          80      (250)   2,477    2,433
                                             ======             ======          ==      =====   =====    =====
General Merchandise Selling Square Feet
  (Millions)...........................         168                175                            169
                                             ======             ======                          =====
General Merchandise Store Sales
  per Selling Square Foot..............      $  179             $  179                          $ 192
                                             ======             ======                          =====
General Merchandise Capital
  Expenditures -- Owned Property.......      $  793             $1,021                          $ 540
                                             ======             ======                          =====

FISCAL 1995 COMPARED TO FISCAL 1994

     SALES

     Consolidated sales increased 5.8% during 1995 driven by comparable store sales growth of 4.3% and the opening of 80 new stores during the past year, partially offset by the closing of 250 stores primarily during the first and third quarters of the year. Comparable store sales increases are attributed to continued maturation of domestic and international stores opened during and prior to 1994, increased levels of promotional activity and related customer traffic, improved merchandise in-stock position and a larger average transaction size. Total sales and comparable store sales declines at Builders Square reflect increased competition in major markets, generally weak sales in the industry segment and deflation in lumber prices.

     GROSS MARGIN

     Cost of merchandise sold, including buying and occupancy costs, as a percentage of sales, was 78.5% in 1995 as compared with 76.5% in 1994. Gross margin in 1995 was significantly affected by the aggressive clearance of discontinued inventory, particularly in the third quarter, and by substantially higher levels of promotional activity. International, particularly Canada, and Builders Square costs of merchandise sold, as a percentage of sales, were significantly affected by competitive pressures.

     While continued pursuit of sales volumes, including high-frequency strategies, could potentially cause some erosion of gross margin rates in 1996, Kmart plans to offset this margin pressure through a reduction in the level of clearance items and an improved balance between promotional and non-promotional sales achieved through new advertising initiatives and a more customer pleasing merchandise assortment.

     Substantially all of Kmart's domestic inventories are measured using the last-in, first-out (LIFO) method of inventory valuation. A reduction in inventory levels, together with deflation in internal price indices, contributed to pretax LIFO credits of $36 million and $57 million in 1995 and 1994, respectively.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     SG&A expenses, including advertising, were 22.0% of sales in 1995 as compared to 22.7% in 1994. This decrease relative to sales reflected continuing cost-cutting efforts, leveraging of fixed costs over a higher sales base and a number of one-time charges taken in the fourth quarter of 1994. These charges, totaling $61 million, included a provision for the closings of regional offices and the Kmart Fashions division headquarters, the cancellation of certain real estate projects that did not meet new, more stringent return on investment requirements and the sale of corporate aircraft. SG&A expense dollars were higher than 1994 levels due primarily to the opening of 20 additional Super Kmart Centers during 1995, full-year expenses related to 48 Super Kmart Centers opened in 1994 and increased levels of advertising. Kmart continues to aggressively pursue opportunities to reduce its overall operating cost structure.

     OTHER EXPENSES AND OTHER INCOME

     Asset impairment charges. Kmart adopted Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") in the fourth quarter of 1995. This statement requires companies to record impairments of long-lived assets, certain identifiable intangibles, and associated goodwill on an exception basis, when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. In conducting its asset review, management considered, among other things, current and expected operating cash flows from the asset together with a judgment as to the fair value the Company could receive upon sale of such asset. Based on this review, Kmart recorded a $532 million pretax charge ($390 million aftertax) relating to Builders Square and certain international operations.

     Gain on pension curtailment. Kmart recorded a gain on pension curtailment of $124 million during the first quarter of 1995. This gain resulted from the decision to replace the existing defined benefit pension plans with a profit sharing program under the Retirement Savings Plan. Effective January 31, 1996, the pension plans were frozen and associates no longer accrue additional benefits under the plans. The curtailment gain is attributable to the change in net liabilities resulting from the decision to freeze the pension plans. The new profit sharing program, effective January 1, 1995, requires a minimum annual contribution of $32 million.

     Net interest expense on debt during 1995 was $220 million, down 14.7% from $258 million in 1994. Net interest expense consisted of $270 million of expense and $50 million of income in 1995 and $285 million of expense and $27 million of income in 1994. The interest income increase was due primarily to $17 million of interest income resulting from a favorable Internal Revenue Service litigation settlement. The decrease in interest expense was due primarily to the scheduled retirement of $150 million of 12 1/8% notes and lower average short-term borrowings due to the application of proceeds from the disposal of discontinued operations. This decrease was partially offset by higher average interest rates on short-term borrowings. Kmart's weighted average interest rate on total debt was 7.8% in 1995 and 7.0% in 1994. Weighted average interest rates for short-term borrowings were 6.4% in 1995 and 4.6% in 1994. Interest rates were higher due to market conditions and lower ratings of Kmart debt by the rating agencies. Capital lease obligations and other interest expense was down slightly in 1995 due to capital lease expirations and terminations.

     Income tax provision (credit) was a $222 million credit in 1995 as compared to an $11 million provision in 1994. The Company's effective tax rate was 31.2% in 1995 compared to an effective tax rate of 9.6% in 1994. Effective tax rates in each year were favorably impacted by tax credits and equity income relative to income levels. The effective tax rate for 1995 was negatively affected by the provision of a valuation allowance associated with the tax benefits recorded on the international portion of the asset impairment charge. Due primarily to losses in 1993 and 1995, Kmart recognized net tax benefits of approximately $255 million consisting of refundable taxes and anticipated future tax benefits. Kmart expects to realize a portion of these tax benefits during 1996 and intends to continue to evaluate its deferred tax assets through analysis of the need for any valuation allowance in relation to actual operating performance, executed or proposed tax strategies and other changes in facts or circumstances. See Note 12 of Notes to Consolidated Financial Statements for additional information.

     Net loss from continuing retail operations before extraordinary items and the effect of accounting changes was $490 million in 1995 as compared to net income, on the same basis, of $104 million in 1994. Excluding the asset impairment charges, the net loss from continuing retail operations for 1995 would have been $100 million.

     Discontinued operations during 1995 resulted in a $30 million loss from disposal and included the sale of the Borders Group and remaining equity interests in OfficeMax and The Sports Authority. Discontinued operations during 1994 resulted in income of $75 million from operations and included the Borders Group, OfficeMax, The Sports Authority and Coles Myer. The gain on the disposal of discontinued operations of $117 million in 1994 included a $101 million aftertax gain resulting from the Initial Public Offerings ("IPO's") of shares in OfficeMax and The Sports Authority and a $48 million aftertax gain realized from the sale of Coles Myer, partially offset by an aftertax charge of $32 million for sublease exposure related to lease guarantees on properties sublet to Furr's cafeteria chains. Kmart sold these cafeteria chains in 1986. See Note 3 of Notes to Consolidated Financial Statements for additional information.

     Extraordinary item, net of income taxes. Kmart entered into agreements whereby holders of approximately $550 million of certain real estate related debt agreed to eliminate put features which would have required Kmart to purchase the debt from the holders if Kmart's long-term debt rating was lowered to non-investment grade or the lowest level of investment grade rating in certain cases. As a result, Kmart recorded an extraordinary noncash charge of $51 million, net of income taxes, primarily relating to the make-whole premiums payable under such agreements. See "Liquidity and Financial Condition" below for additional information.

     As a result of the combination of the foregoing factors, the net loss for 1995 was $571 million, or 1.7% of sales, as compared to net income for 1994 of $296 million, or 0.9% of sales. Excluding the asset impairment charges and the extraordinary item, the net loss for 1995 would have been $130 million, or 0.4% of sales.

FISCAL 1994 COMPARED TO FISCAL 1993

     SALES

     Consolidated sales increased 5.7% during 1994 driven by comparable store sales growth of 1.9% and an increase in overall selling square footage due to the addition of larger-format stores and Super Kmart Centers. Comparable store sales were adversely affected by competition, resulting in lower selling prices, weak sales of apparel merchandise and, particularly during the first part of the year, inventory mix adjustments and reductions made in late 1993 and early 1994, which resulted in lower customer traffic. International and Builders Square sales increases were attributable to the performance of new and remodeled stores.

     GROSS MARGIN

     Cost of merchandise sold, including buying and occupancy costs, as a percentage of sales, was 76.5% in 1994 as compared with 75.0% in 1993. This increase of 1.5% of sales in 1994 reflected a mix of both apparel and hardline merchandise more heavily weighted toward promotional items and lower-margined merchandise and higher fixed occupancy costs on relatively level sales per square foot. Additionally, a more aggressive markdown policy on discontinued and seasonal merchandise implemented in the fourth quarter of 1994 reduced gross margins by $171 million. As a result of cycle inventory counts and the year-end physical inventory count, Kmart accrued an additional $17 million in the fourth quarter of 1994 for inventory shrinkage. International, particularly Canada, and Builders Square costs of merchandise sold, as a percentage of sales, were affected by competitive pressures.

     Substantially all of Kmart's domestic inventories are measured using the LIFO method of inventory valuation. The deflation impact in certain internal price indices contributed to pretax LIFO credits of $57 million and $55 million in 1994 and 1993, respectively.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     SG&A expenses, including advertising, were 22.7% of sales in 1994 as compared to 22.4% in 1993. The 1994 increase relative to sales reflected the small rise in comparable store sales, the cost of professional services for the strategic review of Kmart's operations and processes and certain one-time charges taken in the fourth quarter of 1994. SG&A expenses were also negatively affected by start-up operations in Mexico and Singapore and costs associated with the opening and expansion of certain Builders Square stores.

     OTHER EXPENSES AND OTHER INCOME

     Net interest expense on debt during 1994 was $258 million, down 9.2% from $284 million in 1993. Net interest expense consisted of $285 million of expense and $27 million of income in 1994 and $296 million of expense and $12 million of income in 1993. The decrease in net interest expense was due primarily to lower aggregate short-term borrowings, a result of applying the proceeds from the IPO's of shares in OfficeMax and The Sports Authority and the sale of the Company's equity interest in Coles Myer, and the early retirement of long-term debt as a result of applying the proceeds from the sale of PayLess, partially offset by higher interest rates resulting from market conditions and lower ratings of the Company's debt by the rating agencies. Kmart's weighted average interest rate on total debt was 7.0% in 1994 and 6.7% in 1993. Weighted average interest rates for short-term borrowings were 4.6% in 1994 and 3.2% in 1993. Capital lease obligations and other interest expense increased in 1994 primarily as a result of $40 million in interest expense related to the discounting of closed store lease obligations included in the 1993 store restructuring reserve.

     Income tax provision (credit) was an $11 million provision with an effective tax rate of 9.6% in 1994 as compared to a credit of $192 million with an effective tax rate of 40.0% in 1993. Effective tax rates in each year were favorably impacted by tax credits and equity income relative to income levels. Changes in state tax rates also impacted the overall effective tax rates. See
Note 12 of Notes to Consolidated Financial Statements.

     Net income from continuing retail operations before extraordinary items and the effect of accounting changes was $104 million in 1994 as compared to a net loss, on the same basis, of $288 million in 1993. Excluding store restructurings and other charges, net income from continuing retail operations for 1993 would have been $435 million.

     Discontinued operations during 1994 resulted in income of $75 million from operations as compared to a loss of $126 million from operations in 1993. Discontinued operations included the Borders Group, OfficeMax, The Sports Authority, Coles Myer and PACE. The $126 million aftertax loss in 1993 was the result of significant net operating losses of the Borders Group and PACE which more than offset the net operating income of PayLess, OfficeMax and The Sports Authority and the equity in net income of Coles Myer.

     The gain on the disposal of discontinued operations of $117 million in 1994 included a $101 million after tax gain resulting from the IPO's of shares in OfficeMax and The Sports Authority, a $48 million aftertax gain realized from the sale of the Company's equity interest in Coles Myer, partially offset by an aftertax charge of $32 million for exposure related to lease guarantees on properties sublet to Furr's cafeteria chains. In 1993, an aftertax loss of $521 million was realized from the disposal of discontinued businesses including the sale of substantially all of its assets by PACE and the divestiture of PayLess. See Note 3 of Notes to Consolidated Financial Statements for additional information.

     Extraordinary item, net of income taxes. In August 1993, Kmart called for early redemption of all $200 million aggregate principal amount of its 8 1/8% debentures due January 1, 1997. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart called for early redemption of all $200 million aggregate principal amount of its 10 1/2% Sinking Fund Debentures due December 1, 2017. The resulting redemption premium of $10 million, net of applicable income taxes, was reported as an extraordinary item.

     Effect of accounting changes, net of income taxes. Effective in the first quarter of 1993, Kmart adopted Financial Accounting Standard No. 109 "Accounting for Income Taxes" ("FAS 109"). FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. The adoption of FAS 109 resulted in the recording of a one time credit, as the cumulative effect of an accounting change, of $49 million in the first quarter of 1993.

     Kmart adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106") at the beginning of 1993. This standard requires Kmart to accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. As a result of adopting FAS 106, Kmart recorded an aftertax charge of $78 million, as the cumulative effect of an accounting change, in 1993.

     Store restructuring and other charges. In January 1994, the Kmart Board of Directors approved a restructuring plan involving domestic and Canadian Kmart stores, Builders Square and the Walden division of the Borders Group. As a result, in the fourth quarter of 1993, Kmart recorded a pretax charge of $1,348 million, $862 million after tax. The portion of the charge associated with the Borders Group, $218 million pretax and $139 million aftertax, has subsequently been restated as discontinued operations. The remaining restructuring provision included anticipated costs of $1,130 million associated with Kmart stores which were to be closed and relocated, enlarged or refurbished in the U.S. and Canada and relocation of certain Builders Square stores. The 1993 restructuring provision also included $20 million to increase the reserve for lease obligations for stores closed as part of Kmart's 1989 restructuring plan. Other charges included the estimated costs of $76 million for re-engineering programs (principally severance) and other non-recurring charges and an accrual of $12 million for a non-routine legal judgment resulting from the insolvency of an insurer.

     The 1993 restructuring plan assumed closure of 503 additional domestic stores and expansion or refurbishment of the remaining 500 unmodernized domestic stores, as well as specific plans for the modernization of the remaining unmodernized Canadian Kmart stores and conversion of virtually all of the existing Builders Square stores to the new BSQ II format by the end of 1997. The following table outlines the original 1993 restructuring plan for domestic Kmart stores and planned and completed projects by fiscal year:

                                                                                                  COMPLETED
                                               1993           PLANNED PROJECTS BY YEAR        PROJECTS BY YEAR
                                           RESTRUCTURING    ----------------------------    ---------------------
                                               PLAN         1994    1995    1996    1997    1994    1995    TOTAL
                                           -------------    ----    ----    ----    ----    ----    ----    -----
Closings and Relocations................         503        100     150     175      78     120     214      334
Expansions..............................         265         55      84      96      30      48      12       60
Refurbishments..........................         235         35     100     100              21       6       27
                                               -----                                                         ---
     Total..............................       1,003                                                         421
                                               =====                                                         ===

     Kmart closed 214 domestic Kmart stores during 1995, as compared to the original 1993 plan of 150. The acceleration of closings is partially due to the Company not replacing all stores closed with either a new Kmart store or Super Kmart Center, as originally planned. The number of new stores being opened, 59 in 1995 as compared to 113 in 1994, has been reduced due in part to reductions in capital spending resulting from lower than projected operational results. As a result, Kmart has closed stores sooner than planned as there was no need to keep such stores open until the new store was built. During 1995, Kmart substantially completed its restructuring plans for Builders Square and Canada. Due in part to the change in the Company's management, Kmart is re-evaluating the current store base and store design and merchandise assortments and has effectively canceled its expansion and refurbishment program.

     For 1996, Kmart is planning to close approximately 50 stores, including approximately 35 stores to be replaced with either a new Kmart store or Super Kmart Center. The original plan called for 425 store closings through 1996 as compared to projected actual closings of 384 through 1996. The decrease is due in part to the new management team's continuing evaluation of the current store base and store design and merchandise assortments, which management plans to extensively review during 1996.

     The following table sets forth the consolidated 1993 restructuring provision established in fiscal 1993 and related activity through January 31, 1996:

                                                      ACTIVITY THROUGH JANUARY 31, 1996
                                           -------------------------------------------------------
                                                          CASH       NONCASH COSTS                    RESERVE AT
                                           PROVISION     COSTS            AND           CHANGES IN    JANUARY 31,
                                           RECORDED     INCURRED    ASSET WRITEDOWNS     ESTIMATE        1996
                                           ---------    --------    ----------------    ----------    -----------
                                                                   (DOLLARS IN MILLIONS)
1993 Restructuring Plan:
  Lease obligation costs................    $   577       $166            $(75)(a)         $(57)         $ 429
  Asset writedowns......................        181         --             201               49             29
  Inventory disposition costs and
     related operating losses...........        264         35             159               13             83
  Re-engineering and other non-recurring
     charges............................         76         54              25               12              9
  Non-routine legal accrual.............         12          7              --               (5)            --
                                            -------       ----            ----             ----          -----
                                            $ 1,110       $262            $310             $ 12          $ 550
                                            =======       ====            ====             ====          =====

- -------------------------
(a) Represents $35 million and $40 million for interest expense accreted during 1995 and 1994 on discounted lease obligations.

     The fiscal 1995 and 1994 activity included $127 million and $39 million, respectively, of cash outlays for lease obligation costs incurred once a store is closed, until it can be either sublet, assigned, bought-out or terminated, net of any sublease income. Asset writedowns of $124 million for 1995 and $77 million for 1994 represent primarily furniture and fixture and leasehold improvement writedowns to net realizable value in the stores closed and expanded or refurbished. The inventory disposition costs for 1995 and 1994 of $70 million and $89 million, respectively, represent total liquidation costs for the stores closed. Due to favorable sublease and termination experience for stores closed to date, Kmart lowered the estimate of net lease obligation costs for domestic and Canadian Kmart stores and Builders Square stores by $44 million and $13 million in 1995 and 1994, respectively. These favorable results have been offset by higher than planned inventory disposition costs for Builders Square stores to date and increased fixed asset disposition costs for domestic Kmart stores primarily due to the acceleration of the closing of stores originally planned to be closed in later years. As a result, Kmart increased the reserve for fixed asset disposal writedowns by $31 million and $18 million in 1995 and 1994, respectively. A $12 million addition to the provision was made in 1994 for the increased fixed asset disposal writedowns net of the decrease of $5 million relating to a non-routine legal settlement. In addition, with the decision to suspend the expansion and refurbishment plan, the excess reserve for the canceled projects, which relate to inventory disposition and fixed asset writedowns, will be allocated to closing stores. Kmart continues to believe that the Company is on track in total dollars incurred to date compared to the original estimates made in 1993. Actual results were in line with the original reserve in total dollars of $226 million and $39 million for Builders Square and Canada, respectively.

     Also included in the 1993 charge was $45 million, for domestic Kmart operations, in severance and related benefits as part of re-engineering programs. During 1994, Kmart had a workforce reduction of approximately 660 salaried and 430 hourly positions as part of implementing the re-engineering programs. Of the total incurred, $23 million was paid in 1994 and $22 million was paid in 1995. During 1995, the Company allocated an additional $12 million to re-engineering and other non-recurring charges for the domestic and Canadian operations due to higher than planned re-engineering costs.

     Kmart has completed 1,581 domestic store modernization projects since program inception in 1989, including 533 new Kmart stores, 87 Super Kmart Centers, 490 expansions and 471 refurbishments. In 1995, average sales per store at the modernized Kmart stores were approximately 24% higher than non-modernized stores and the 67 Super Kmart Center stores open the full year averaged in excess of $42 million in sales per store. The remaining unmodernized store base contributed approximately $23 million, $26 million and $95 million to aftertax earnings from continuing operations in 1995, 1994 and 1993, respectively.

     During 1995 and 1994, Kmart closed certain stores that were previously modernized and therefore not part of the original stores to be closed. As market conditions change, Kmart has substituted and will substitute stores that were not included in the original provision. Management does not believe the substitution of stores has or will have a material impact on the original restructuring charge.

     The 1989 restructuring plan, including the $20 million added in 1993, included $385 million for 310 closed/relocated stores and $141 million for 1,880 expanded/refurbished stores. Relating to the 1989 restructuring plan, Kmart closed/relocated 323 stores and expanded/refurbished 874 stores and has charged against the reserve $435 million and $74 million relating to these store closures/relocations and expansions/refurbishments, respectively. Actual costs on a per store basis have been higher than the original estimate for the closed/relocated component of the 1989 restructuring plan due primarily to higher than expected lease termination costs and lower sublease revenues. The actual costs for expansions/refurbishments, on a per store basis, have been slightly higher than the original estimate due primarily to fixed asset write-offs related to store refurbishments. The closure and relocation costs above original estimates were charged to the reserve for expansions and refurbishments, and no changes to the original reserve were recorded prior to the fourth quarter of 1993 when the additional $20 million was recorded.

     As a result of the combination of the foregoing factors, net income for 1994 was $296 million, or 0.9% of sales, as compared to a net loss in 1993 of $974 million or 3.2% of sales.

LIQUIDITY AND FINANCIAL CONDITION

     Historically, Kmart's primary sources of working capital have been cash flows from operations and borrowings through its commercial paper program. Kmart had working capital of $5,558, $3,562 and $3,793 million at year end 1995, 1994 and 1993, respectively. Working capital ratios were 2.7:1, 1.7:1 and 1.8:1, respectively, at the same dates. Kmart's working capital fluctuates in relation to (i) profitability, (ii) inventory levels during the course of the year due to seasonality, (iii) the number and timing of new store openings and closings and
(iv) the nature of Kmart's working capital borrowings.

     At the end of October 1995, primarily due to disappointing operating results and a review by rating agencies of its long-term debt, Kmart experienced a general tightening of credit conditions, including the elimination of its commercial paper program and certain uncommitted letter of credit facilities. As a result, Kmart has used its revolving bank credit facilities as its primary source of short-term liquidity and intends to use the New Credit Agreement for short-term liquidity and for funding a portion of its continuing letter of credit requirements. As of March 7, 1996, Kmart had $1,988 million borrowed under its credit lines.

     In early 1996, Kmart's long-term senior unsecured debt rating was downgraded to non-investment grade (BB by Standard & Poor's and Ba2 by Moody's). As a result of the ratings downgrade, higher interest rates became effective on Kmart's bank debt. Kmart entered into agreements (a) with a group of debt holders to eliminate ratings downgrade put features from approximately $550 million aggregate principal amount of certain real estate related debt in exchange for repayment of such debt, including make-whole premiums on certain debt, in October 1997 or such earlier date as the debt matures or is refinanced and (b) with its banks, to modify the terms of its bank credit facilities. The maturities of Kmart's seasonal bank credit facility and certain of the real estate debt were extended to February 1997, and the maturity of all other bank credit facilities remained at October 1997. Kmart recorded an extraordinary noncash charge of $51 million, net of income taxes, in the fourth quarter of 1995 associated with these agreements, primarily relating to make-whole premiums due upon maturity of the real estate related debt.

     The Convertible Preferred Securities which the Company intends to offer and a $3.7 billion, three year New Credit Agreement will recapitalize the Company with a more traditional, flexible and stable capital structure. The New Credit Agreement includes a $2.5 billion Revolving Credit Facility designed to provide the borrowing capacity to meet Kmart's seasonal working capital needs over its term, and a $1.2 billion Term Loan Facility, which will be fully drawn upon the initial funding of the New Credit Agreement. The New Credit Agreement will replace the current bank credit facilities and certain real estate related debt aggregating $2.9 billion and maturing in 1997. The New Credit Agreement will be secured by a first lien on the material unencumbered domestic assets of the Company and will contain certain financial and other covenants described under "New Credit Agreement" herein. Based on its current operating plan, Kmart believes that the Convertible Preferred Securities, the New Credit Agreement and cash generated from operations will provide it with sufficient funds to meet its cash needs through 1999.

     Subsequent to the completion of an offering of Convertible Preferred Securities and funding under the New Credit Agreement, management intends to seek long-term financing for approximately $1 billion of recently opened real estate facilities which are either owned or refinanced or purchased upon funding under the New Credit Agreement. The net proceeds realized from such financing will depend on the loan to value ratios offered by the respective lenders. Proceeds from this real estate financing, together with proceeds from the divestiture of certain other non-core assets, will be used to pay down the term loan facility under the New Credit Agreement. In addition, the Company intends to seek long-term financing for its new store program. If such financing is not available, the Company must either rely on funding available under the New Credit Agreement, find alternative funding or possibly curtail its new store program.

     Kmart remains generally current with trade vendors, continues to receive and honor usual and customary trade terms and remains in compliance with all bank covenants. While the New Credit Agreement will provide a lien to the secured lenders on the material unencumbered domestic assets of the Company, management also has the ability, at its discretion, to grant a second lien on the Company's inventory to vendors. Together with the increased borrowing capacity represented by the New Credit Agreement, management believes that the lien will improve its ongoing relationships with the Company's vendors. However, should Kmart's operating performance deteriorate or should providers of goods and services to Kmart tighten credit terms, Kmart may need to consider alternative sources of funds, a reduction in capital expenditures or additional restructuring of its capital structure.

     Net cash provided by (used for) operations was $(189) million in 1995 and $(96) million in 1994 compared to cash provided by operations of $777 million in 1993. The use of $189 million in 1995 was primarily due to the loss from operations, cash outlays for lease obligation costs of closed stores, together with income tax paid in 1995, most of which has been recouped in 1996, and a reduction in accounts payable resulting from the 53rd week of operations, only partially offset by a reduction in inventory. The decrease in 1994 from 1993 was due primarily to lower net income from continuing retail operations, excluding store restructuring and other charges, a $510 million increase in U.S. Kmart first-in, first-out (FIFO) inventory, partially offset by a decrease in cash used for PACE obligations and noncash items related to the sale of the Company's equity interest in Coles Myer.

     Inventory turnover was 3.4 in 1995, as compared with 3.2 in 1994 and 3.0 in 1993, as restated for discontinued operations. The improvement in inventory turnover in 1995 and 1994 was due to a continuing focus on inventory management, the aggressive clearance of discontinued inventory, the continued impact of higher turnover for the Super Kmart Center operations and an increase in sales mix of higher volume, lower-margined consumables and commodities.

     Kmart anticipates that after-tax cash outflows related to store restructuring and other charges will approximate $85 million, $70 million and $65 million in 1996, 1997 and 1998, respectively, and will result primarily from the payment of lease obligation costs for closed stores. The pretax cash outflows related to store restructuring and other charges will approximate $125 million, $110 million, and $95 million in 1996, 1997 and 1998, respectively. Further cash outlays for lease obligation costs for closed stores (including property taxes, maintenance and utilities) have been estimated based upon the payments required under the lease and the estimated time period between a store closing and the date the lease is assigned, sublet, terminated or expires. At January 31, 1996, the total remaining gross lease obligation costs for closed stores relating to the U.S. Kmart 1993 restructuring plan aggregated approximately $1.1 billion. Based upon historical results, management estimates that approximately $600 million of the remaining gross lease obligation costs will be recovered through subleasing. Other means of lease disposition have been considered in developing such estimate but are not material. Kmart has discounted future net cash flows using a 7% discount rate. At January 31, 1996, the effect of such discounting was to reduce lease obligation costs for closed stores by $110 million. Future cash outlays are based upon management's estimate of the period of time between store closing and the ultimate disposition of the lease obligation. Management believes the estimates used to develop the timing and amount of cash flow related to net lease obligation costs for closed stores are reliably determinable.

     Net cash provided by (used for) investing was $406 million in 1995, $1,077 million in 1994 and $(155) million in 1993. Cash provided by investing in 1995 was primarily comprised of proceeds from asset sales and subsidiary public offerings, partially offset by capital expenditures. Cash provided by investing in 1994 was primarily comprised of proceeds from the OfficeMax and The Sports Authority IPO's, the divestiture of PayLess and the sale of Kmart's equity interest in Coles Myer, partially offset by capital expenditures for store modernization. Capital expenditures for the general merchandise group, which included new distribution centers, refurbishments, expansions and store openings, were $540 million, $1,021 million and $793 million in 1995, 1994 and 1993, respectively. The decrease in the general merchandise group capital expenditures in 1995 was due to a decrease in store openings as a result of management's ongoing assessment of modernization results. The increase in the general merchandise group capital expenditures in 1994 was due to the opening of stores in Mexico and Singapore in 1994 and the greater number of larger-format Super Kmart Centers in the store modernization program as compared to the prior year.

     Approximately 20 new discount stores and 11 Super Kmart Center stores are currently planned to be opened in 1996. U.S. Kmart consolidated capital expenditures are expected to be approximately $350 million in 1996 as compared with $464 million, $767 million and $727 million in 1995, 1994 and 1993, respectively. Kmart anticipates that the cash required to fund planned 1996 capital spending will be provided primarily by operations and borrowings available pursuant to the New Credit Agreement.

     Melville Corporation has announced a restructuring and potential spinoff of its footwear businesses, including its 51% interest in its Meldisco subsidiaries, which operate the footwear departments in U.S. Kmart stores. It is not anticipated that any restructuring or spinoff of Meldisco will have a material impact on Kmart's financial position or results of operations. Kmart has received $50 million as a one-time dividend payment from Meldisco during 1996.

     Net cash provided by (used for) financing was $525 million in 1995, $(1,007) million in 1994 and $(808) million in 1993. Cash provided by financing in 1995 was primarily comprised of net proceeds from long-term debt and notes payable of $963 million, compared to net reductions in long-term debt and notes payable of $453 million and $284 million in 1994 and 1993, respectively. The net cash provided by financing in 1995 was primarily the result of higher outstanding borrowings under the current bank credit facilities and certain real estate related debt due to repayment restrictions contained in such agreements. Cash used for financing in 1994 was due to a reduction in aggregate short-term borrowings, as a result of applying the proceeds from the IPO's of OfficeMax and The Sports Authority and the sale of the Company's equity interest in Coles Myer, and the early retirement of long-term debt, as a result of applying the proceeds from the divestiture of PayLess. The net reduction in 1993 was primarily due to lower short-term borrowings as a result of lower U.S. Kmart inventory levels.

     Total dividends paid during 1995 were $283 million, compared with $474 million and $465 million in 1994 and 1993, respectively. In April 1995, the quarterly dividend on Kmart Common Stock was reduced from 24 cents per share to 12 cents per share. In December 1995, as part of the agreements to remove put features from certain real estate related debt, the Kmart Common Stock dividend was eliminated. Dividends paid per share of existing Kmart Common Stock were $0.60, $0.96 and $0.95 in 1995, 1994 and 1993, respectively. Dividends paid in 1994 and 1993 per $3.41 Depositary Share (each representing one-quarter share of Kmart Series A conversion preferred stock) were $2.56 and $3.41, respectively. Dividends paid per Kmart Series C convertible preferred share were $11.50 in 1995 and 1994, and $11.50 per Kmart Series B convertible preferred share in 1993.

     Total debt as a percentage of total capitalization was 51.9% in 1995, 44.7% in 1994 and 46.8% in 1993. The increase in 1995 was due to higher levels of borrowings outstanding under the bank credit facility and real estate related financing agreements due to repayment restrictions contained in such agreements. The decrease in 1994 was primarily due to lower levels of debt outstanding and the reduction of notes payable with cash proceeds received from the OfficeMax and The Sports Authority IPO's, the sale of the Company's equity interest in Coles Myer and the divestiture of PayLess.

                               KMART CORPORATION

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Management is responsible for the preparation of the Company's consolidated financial statements and related information appearing in this annual report. These financial statements have been prepared in conformity with generally accepted accounting principles on a consistent basis, except for the adoption of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," applying certain estimates and judgments based upon currently available information and management's view of current conditions and circumstances. On this basis, we believe that these financial statements reasonably present the Company's financial position and results of operations.

     To fulfill our responsibility, we maintain comprehensive systems of internal controls designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with established procedures. The concept of reasonable assurance is based upon a recognition that the cost of the controls should not exceed the benefit derived. We believe our systems of internal controls provide this reasonable assurance.

     The Board of Directors of the Company has an Audit Committee, consisting solely of outside directors. The duties of the Committee include keeping informed of the financial condition of the Company and reviewing its financial policies and procedures, its internal accounting controls and the objectivity of its financial reporting. Both the Company's independent accountants and the internal auditors have free access to the Audit Committee and meet with the Committee periodically, with and without management present.

FLOYD HALL                               MARTIN E. WELCH III
Chairman of the Board,                   Senior Vice President
President and Chief Executive Officer    and Chief Financial Officer

                               KMART CORPORATION
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Kmart Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Kmart Corporation and its subsidiaries at January 31, 1996 and January 25, 1995, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in fiscal 1995.

PRICE WATERHOUSE LLP
Detroit, Michigan
March 7, 1996, except that the
restatement discussed in the
first paragraph of Note 2,
which affects disclosures for
all years presented,
is as of June 5, 1996

                               KMART CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 31,    JANUARY 25,    JANUARY 26,
                                                                   1996           1995           1994
                                                                -----------    -----------    -----------
Sales........................................................     $34,389        $32,514        $30,757
Licensee fees and other income...............................         265            286            288
                                                                  -------        -------        -------
                                                                   34,654         32,800         31,045
                                                                  -------        -------        -------
Cost of merchandise sold, including buying and occupancy
  costs......................................................      26,996         24,868         23,075
Selling, general and administrative expenses.................       7,554          7,376          6,896
Store restructuring and other charges........................          --             --          1,130
Asset impairment charges.....................................         532             --             --
Gain on pension curtailment..................................        (124)            --             --
Interest expense:
  Debt, net..................................................         220            258            284
  Capital lease obligations and other........................         226            235            192
                                                                  -------        -------        -------
                                                                   35,404         32,737         31,577
                                                                  -------        -------        -------
Income (loss) from continuing retail operations before income
  taxes and equity income....................................        (750)            63           (532)
Equity in net income of unconsolidated companies.............          38             52             52
Income tax provision (credit)................................        (222)            11           (192)
                                                                  -------        -------        -------
Net income (loss) from continuing retail operations before
  extraordinary items and the effect of accounting changes...        (490)           104           (288)
Discontinued operations including the effect of accounting
  changes, net of income taxes of $59 and $(49),
  respectively...............................................          --             75           (126)
Gain (loss) on disposal of discontinued operations, net of
  income taxes of $88, $282 and $(248), respectively.........         (30)           117           (521)
Extraordinary items, net of income taxes of $(27) and $(6),
  respectively...............................................         (51)            --            (10)
Effect of accounting changes, net of income taxes of $(36)...          --             --            (29)
                                                                  -------        -------        -------
Net income (loss)............................................     $  (571)       $   296        $  (974)
                                                                  =======        =======        =======
Earnings (loss) per common share:
  Continuing retail operations...............................     $ (1.08)       $   .21        $  (.65)
  Discontinued operations....................................          --            .16           (.28)
  Gain (loss) on disposal of discontinued operations.........        (.06)           .26          (1.14)
  Extraordinary items........................................        (.11)            --           (.02)
  Effect of accounting changes...............................          --             --           (.06)
                                                                  -------        -------        -------
Net income (loss)............................................     $ (1.25)       $   .63        $ (2.15)
                                                                  =======        =======        =======
                                                                    459.9          456.6          456.7
Weighted average shares (millions)...........................     =======        =======        =======

          See accompanying Notes to Consolidated Financial Statements. The Consolidated Statements of Operations for prior periods have been restated for discontinued operations.

                               KMART CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                          JANUARY 31,    JANUARY 25,
                                                                             1996           1995
                                                                          -----------    -----------
ASSETS
Current Assets:
  Cash (including temporary investments of $637 and $32,
     respectively).....................................................     $ 1,095        $   353
  Merchandise inventories..............................................       6,635          6,853
  Other current assets.................................................       1,092          1,204
  Net current assets of discontinued operations........................          --            455
                                                                            -------        -------
Total current assets...................................................       8,822          8,865
Investments in affiliated retail companies.............................          94            108
Property and equipment, net............................................       5,301          6,011
Other assets and deferred charges......................................         866            583
Net long-term assets of discontinued operations........................         314          1,075
                                                                            -------        -------
                                                                            $15,397        $16,642
                                                                            =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Long-term debt due within one year...................................     $     7        $   235
  Notes payable........................................................          --            748
  Trade accounts payable...............................................       1,993          2,638
  Accrued payrolls and other liabilities...............................       1,076          1,158
  Taxes other than income taxes........................................         188            268
  Income taxes.........................................................          --            256
                                                                            -------        -------
Total current liabilities..............................................       3,264          5,303
Capital lease obligations..............................................       1,629          1,777
Long-term debt and notes payable.......................................       3,935          2,003
Other long-term liabilities............................................       1,289          1,527
Shareholders' Equity:
  Preferred stock, 10,000,000 shares authorized; Series C, 790,287
     shares authorized; 658,315 shares issued at January 25, 1995......          --            132
  Common stock, 1,500,000,000 shares authorized; 486,511,184 and
     464,549,561 shares issued, respectively...........................         486            465
  Capital in excess of par value.......................................       1,624          1,505
  Retained earnings....................................................       3,326          4,074
  Treasury shares and restricted stock.................................         (92)           (86)
  Foreign currency translation adjustment..............................         (64)           (58)
                                                                            -------        -------
Total shareholders' equity.............................................       5,280          6,032
                                                                            -------        -------
                                                                            $15,397        $16,642
                                                                            =======        =======

          See accompanying Notes to Consolidated Financial Statements.
   The Consolidated Balance Sheet for the prior period has been restated for discontinued operations.

                               KMART CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                            FISCAL YEAR ENDED
                                                                -----------------------------------------
                                                                JANUARY 31,    JANUARY 25,    JANUARY 26,
                                                                   1996           1995           1994
                                                                -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continuing retail operations before
  extraordinary items and the effect of accounting changes...      $ (490)        $  104         $ (288)
Adjustments to reconcile net income (loss) from continuing
  retail operations to net cash from operating activities:
  Extraordinary item.........................................         (51)            --             --
  Asset impairment charges...................................         532             --             --
  Depreciation and amortization..............................         729            680            626
  Cash used for store restructuring and other charges........        (231)          (133)           (87)
  Store restructuring and other charges......................          --             --          1,130
  Deferred income taxes......................................          (9)            40           (252)
  Undistributed equity income................................          14            (15)             7
  Other, net.................................................          39           (158)          (111)
  Increase (decrease) in other long-term liabilities.........         (12)           112             72
  (Increase) decrease in inventories.........................         236           (628)           448
  Increase (decrease) in accounts payable....................        (645)           420            138
  Changes in certain assets and liabilities..................        (342)           285           (238)
                                                                   ------        -------        -------
Net cash provided by (used for) continuing retail
  operations.................................................        (230)           707          1,445
                                                                   ------        -------        -------
Discontinued Operations:
  Income (loss) from discontinued operations.................          --             75           (126)
  Gain (loss) on disposal of discontinued operations.........         (30)           117           (521)
  Cash used for discontinued operations......................         (22)          (362)          (268)
  Items not affecting cash, net..............................          93           (633)           247
                                                                   ------        -------        -------
  Net cash provided by (used for) discontinued operations....          41           (803)          (668)
                                                                   ------        -------        -------
  NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES.......        (189)           (96)           777
                                                                   ------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.......................................        (578)        (1,125)          (871)
  Proceeds from asset sales and subsidiary public
     offerings...............................................       1,245          2,431            793
  Other, net.................................................        (261)          (229)           (77)
                                                                   ------        -------        -------
  NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES.......         406          1,077           (155)
                                                                   ------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt and notes
     payable.................................................       1,948             62            644
  Reduction in long-term debt and notes payable..............        (985)          (515)          (928)
  Reduction in capital lease obligations.....................        (173)          (124)          (123)
  Capital contributions from minority interest...............          15             15             29
  Issuance of common stock...................................           3              6             32
  Reissuance of treasury shares..............................          --             23             13
  Extraordinary item for bond redemptions....................          --             --            (10)
  Dividends paid.............................................        (283)          (474)          (465)
                                                                   ------        -------        -------
  NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES.......         525         (1,007)          (808)
                                                                   ------        -------        -------
NET INCREASE (DECREASE) IN CASH..............................         742            (26)          (186)
CASH, BEGINNING OF YEAR......................................         353            379            565
                                                                   ------        -------        -------
CASH, END OF YEAR............................................      $1,095         $  353         $  379
                                                                   ======        =======        =======

          See accompanying Notes to Consolidated Financial Statements. The Consolidated Statements of Cash Flows for prior periods have been restated for discontinued operations.

                               KMART CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                       TREASURY
                                    SERIES B, C                                       SHARES AND
                        SERIES A       AND D                                         PERFORMANCE        FOREIGN
                       CONVERSION   CONVERTIBLE            CAPITAL IN              RESTRICTED STOCK    CURRENCY         TOTAL
                       PREFERRED     PREFERRED    COMMON   EXCESS OF    RETAINED       DEFERRED       TRANSLATION   SHAREHOLDERS'
                         STOCK         STOCK      STOCK    PAR VALUE    EARNINGS     COMPENSATION     ADJUSTMENT       EQUITY
                       ----------   -----------   ------   ----------   --------   ----------------   -----------   -------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE AT JANUARY
  27, 1993...........    $  986        $ 157       $416      $  506      $5,700          $(124)          $(105)         $7,536
Net loss for the
  year...............                                                      (974)                                          (974)
Cash dividends
  declared, common,
  $.96 per share.....                                                      (392)                                          (392)
Cash dividends
  declared, $3.41
  Depositary Share,
  $3.41 per share....                                                       (78)                                           (78)
Cash dividends
  declared, Series B
  convertible
  preferred, $11.50
  per share..........                                                        (9)                                            (9)
Minimum pension
  liability in excess
  of intangible
  pension asset......                                                       (10)                                           (10)
Common issued under
  stock option
  plans..............                                 1          14                                                         15
Common issued under
  Performance
  Restricted Stock
  Plan...............                                             2                         (1)                              1
Treasury shares
  reissued to the
  Employee Savings
  Plan...............                                            16                         13                              29
Foreign currency
  translation
  adjustment.........                                                                                      (25)            (25)
                          -----        -----       ----      ------      ------          -----           -----          ------
BALANCE AT JANUARY
  26, 1994...........       986          157        417         538       4,237           (112)           (130)          6,093
Net income for the
  year...............                                                       296                                            296
Cash dividends
  declared, common,
  $.96 per share.....                                                      (418)                                          (418)
Cash dividends
  declared, $3.41
  Depositary Share,
  $1.71 per share....                                                       (39)                                           (39)
Cash dividends
  declared, Series C
  convertible
  preferred, $11.50
  per share..........                                                        (9)                                            (9)
Decrease in
  additional minimum
  pension liability
  in excess of
  intangible pension
  asset..............                                                         7                                              7
Common issued under
  stock option
  plans..............                                             2                                                          2
Common issued under
  Performance
  Restricted Stock
  Plan...............                                            (1)                         3                               2
Common issued from
  conversion of
  Series A conversion
  preferred..........      (986)                     46         940                                                         --
Common issued from
  redemption of
  Series C
  convertible
  preferred..........                    (25)         2          23                                                         --
Treasury shares
  reissued to the
  Employee Savings
  Plan...............                                             3                         23                              26
Foreign currency
  translation
  adjustment.........                                                                                       72              72
                          -----        -----       ----      ------      ------          -----           -----          ------
BALANCE AT JANUARY
  25, 1995...........        --          132        465       1,505       4,074            (86)            (58)          6,032
Net loss for the
  year...............                                                      (571)                                          (571)
Cash dividends
  declared, common,
  $.36 per share.....                                                      (165)                                          (165)
Cash dividends
  declared, Series C
  convertible
  preferred, $11.50
  per share..........                                                        (6)                                            (6)
Increase in
  additional minimum
  pension liability
  in excess of
  intangible pension
  asset..............                                                        (6)                                            (6)
Common issued under
  Performance
  Restricted Stock
  Plan...............                                 1           7                         (6)                              2
Common issued from
  redemption of
  Series C and D
  convertible
  preferred..........                   (132)        20         112                                                         --
Foreign currency
  translation
  adjustment.........                                                                                       (6)             (6)
                          -----        -----       ----      ------      ------          -----           -----          ------
BALANCE AT JANUARY
  31, 1996...........    $   --        $  --       $486      $1,624      $3,326          $ (92)          $ (64)         $5,280
                          =====        =====       ====      ======      ======          =====           =====          ======

          See accompanying Notes to Consolidated Financial Statements. Common stock, authorized 1,500,000,000 shares, $1 par value. Preferred stock, authorized 10,000,000 shares, no par value.

                               KMART CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Kmart Corporation's ("the Company" or "Kmart") significant accounting policies, which conform to generally accepted accounting principles applied on a consistent basis between years, except for the adoption of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"), are described below.

     Nature of Operations: The Company's operations consist principally of discount department stores located in all 50 states, Puerto Rico, the U.S. Virgin Islands and Guam. Kmart also operates discount stores in Canada, the Czech and Slovak Republics (see Note 2 of Notes to Consolidated Financial Statements) and has joint ventures in Mexico and Singapore. Kmart's operations also include Builders Square, Inc. ("Builders Square"), a chain of home improvement stores. Kmart's equity investments consist of 49% of substantially all of the Meldisco subsidiaries of Melville Corporation, which operate the footwear departments in domestic Kmart stores, and an approximate 46% interest in Thrifty PayLess Holdings, Inc. ("TPH"), a drugstore chain located in the western United States (see Note 2 of Notes to Consolidated Financial Statements).

     Basis of Consolidation: Kmart includes all majority-owned subsidiaries in the consolidated financial statements. Investments in affiliated retail companies owned 20% or more are accounted for by the equity method using their fiscal year-end financial statements. Intercompany transactions and accounts have been eliminated in consolidation.

     Fiscal Year: The Company's fiscal years end on the last Wednesday in January. Fiscal year 1995 consisted of 53 weeks and ended on January 31, 1996. Fiscal years 1994 and 1993 each consisted of 52 weeks and ended on January 25, 1995 and January 26, 1994, respectively.

     Cash: For the purpose of reporting cash flows, cash includes cash on hand in stores, deposits in banks, certificates of deposit and short-term marketable securities with maturities of 90 days or less.

     Inventories: Inventories are stated at the lower of cost or market, primarily using the retail method. As of year end 1995, 1994 and 1993, the last-in, first-out (LIFO) method, utilizing internal inflation indices, was used to determine cost for $6,131, $6,518 and $5,874 of inventory, respectively. Inventories valued on LIFO at year end 1995, 1994 and 1993 were $751, $804 and $861 lower than amounts that would have been reported using the first-in, first-out (FIFO) method. The FIFO method was used to determine cost at year end 1995 and 1994 for $504 and $335 of inventory, respectively.

     Property and Equipment: Property and equipment are recorded at cost, less any impairment losses relating to FAS 121, including a provision for capitalized interest. Capitalized amounts include expenditures which materially extend the useful lives of existing facilities and equipment. Expenditures for repairs and maintenance which do not materially extend the useful lives of the related asset are charged to expense as incurred.

     Expenditures for owned properties, primarily self-developed locations, which Kmart intends to sell and lease-back within one year are included in other current assets, and those extending beyond one year are included in other assets and deferred charges.

     Depreciation and Amortization: Depreciation and amortization, which includes amortization of property held under capital leases over the respective lease terms, are computed based upon the estimated useful lives of the respective assets using the straight-line method for financial statement purposes and accelerated methods for tax purposes. The general range of lives is twenty-five to fifty years for buildings, five to twenty-five years for leasehold improvements and three to seventeen years for furniture and fixtures.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Financial Instruments: With the exception of long-term debt, shareholders' equity and equity investments, Kmart records all financial instruments, including accounts receivable, accounts payable and marketable securities at cost, which approximates market value.

     Foreign Operations: Foreign currency assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Results of operations are translated at average exchange rates during the period for revenues and expenses. Translation gains and losses resulting from fluctuations in the exchange rates are accumulated as a separate component of shareholders' equity.

     Licensee Sales: Kmart's policy is to exclude sales of licensed departments from total sales. Sales from licensed departments are primarily comprised of sales from the Meldisco subsidiaries of Melville Corporation which operate the footwear departments in domestic Kmart stores.

     Pre-Opening and Closing Costs: Costs associated with the opening of a new store are expensed during the first full month of operations. When the decision to close a retail unit is made, Kmart provides for the future net lease obligation and nonrecoverable investment in fixed assets directly related to discontinuance of operations and, prior to 1994, other expenses and estimated operating losses through the expected closing dates.

     Advertising Costs: Advertising costs are expensed the first time the advertising takes place. Included in selling, general and administrative expenses for fiscal 1995, 1994 and 1993 are $515, $459, and $449, respectively, of advertising expenses.

     Income Taxes: Deferred income taxes are provided on temporary differences between financial statement and taxable income. Kmart accrues appropriate U.S. and foreign taxes payable on all of the earnings of subsidiaries, except with respect to earnings that are intended to be permanently reinvested, or are expected to be distributed free of additional tax by operation of relevant statutes currently in effect and by utilization of available tax credits and deductions.

     Earnings (Loss) Per Common Share: Kmart computes earnings (loss) per common share by dividing net income (loss) less dividends paid on Series C convertible preferred stock by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding ("weighted average common shares") during each year. As of January 31, 1996, all the outstanding shares of Series C convertible preferred stock were exchanged for the same number of shares of Series D convertible preferred stock and all the Series D shares were then redeemed for shares of Kmart common stock. The redemption of the remaining outstanding shares of Series D convertible preferred stock had no effect on the weighted average common shares. In determining the weighted average number of fully diluted common shares outstanding, the Series A conversion preferred stock, prior to its conversion into common stock in September 1994, was treated as common stock.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications: Certain reclassifications of prior year amounts have been made to conform to the 1995 presentation.

2) SUBSEQUENT EVENTS

     In April 1996, the Company received $62 from the sale of approximately 30% of its investment in the common stock of TPH. In conjunction with the sale, which netted proceeds below the Company's carrying value of the investment, the Company revalued its remaining investment and recorded a $61 loss in

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

discontinued operations, net of income taxes. Subsequent to the first quarter, the Company sold approximately 3% of its original investment in TPH and received $8 in net proceeds. As a result of management's intent to dispose of its remaining interest within a one-year time frame, the Company has accounted for its investment in TPH and PayLess Drug Stores Northwest, Inc. ("PayLess"), which was sold to TPH in the first quarter of 1994, as a discontinued operation and has restated its prior period consolidated financial statements and accompanying notes.

     In March 1996, Kmart entered into an agreement with Tesco PLC ("Tesco") for the purchase of Kmart's businesses in the Czech and Slovak Republics. Under the terms of the agreement, Tesco will purchase two companies which operate six Kmart stores in the Czech Republic and seven stores in the Slovak Republic for approximately $118, which approximates net book value. The final transaction may be subject to certain regulatory approvals and is expected to be concluded by the end of the second quarter of 1996.

3) DISCONTINUED OPERATIONS AND DISPOSITIONS

     Discontinued operations include Borders Group, Inc. ("Borders Group"), OfficeMax, Inc. ("OfficeMax"), The Sports Authority, Inc. ("The Sports Authority"), Coles Myer, Ltd. ("Coles Myer"), PACE Membership Warehouse, Inc. ("PACE"), TPH, PayLess and Furr's/Bishop ("Furr's") cafeteria chains.

  1995 ACTIVITY

     Discontinued operations for 1995 include the Borders Group, whose initial public offering ("IPO") was completed in June 1995. In this IPO, Kmart sold 87% of its equity interest for net proceeds of approximately $493. Additionally, in July 1995, the Borders Group agreed to purchase all of Kmart's remaining 13% interest which resulted in net proceeds of approximately $73. As a result of these transactions, the Company recorded an aftertax loss of $185.

     Also in July 1995, OfficeMax completed the public offering of Kmart's remaining equity interest in OfficeMax. Kmart received net proceeds of approximately $360 and recorded an after tax gain of $107.

     In October 1995, The Sports Authority completed the public offering of Kmart's remaining equity interest in The Sports Authority. Kmart received approximately $151 in net proceeds and recorded an aftertax gain of $48.

     As the Company no longer owns any interest in the aforementioned entities, they are accounted for as discontinued operations in the accompanying financial statements.

     In November 1995, Kmart disposed of the assets of its automotive service centers at a book value of approximately $84 receiving approximately $50 in cash and the balance in a five-year interest-bearing note. Under the terms of the agreement, the centers will continue to operate at Kmart locations in exchange for various rents and fees for services provided by Kmart. The Company also disposed of certain Senior Notes of TPH acquired in 1993 in connection with the sale of PayLess for approximately $102.

  1994 ACTIVITY

     Discontinued operations for 1994 include OfficeMax, whose IPO was completed in November 1994. This IPO reduced Kmart's interest in OfficeMax from over 90% to approximately 25% and resulted in net proceeds of approximately $642. Also, in November 1994, the IPO of The Sports Authority was completed reducing Kmart's interest from 100% to approximately 30% and resulted in net proceeds of approximately $254. These transactions resulted in an after-tax gain of $101.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Additionally, in November 1994, Kmart completed the sale of its 21.5% equity interest in Coles Myer, an Australian retailer which operates department and general merchandise stores including certain stores using the "Kmart" name. Net cash proceeds of $928 were realized from the sale resulting in an after-tax gain of $48. As part of the transaction, Kmart extended a long-term license agreement that allows Coles Myer to use the "Kmart" name in Australia and New Zealand.

     In January 1995, Kmart charged $32 to loss on disposal of discontinued operations for sublease exposure related to lease guarantees on properties sublet to Furr's, which was sold by Kmart in 1986.

     Due to the 1995 completion of the divestitures of the Borders Group, OfficeMax and The Sports Authority, results of these operations for 1994 and 1993 have been restated and accounted for as discontinued operations. The results of Coles Myer and the charge for Furr's have also been included as discontinued operations. Kmart's interest in the results of these operations was an after-tax gain of $75 during 1994.

  1993 ACTIVITY

     In January 1994, PACE sold the assets and lease obligations of 93 of its warehouses and virtually all of the inventory and membership files in the 34 warehouses not included in the transaction to Sam's Club, a division of Wal-Mart, for approximately $774 in cash. Operations of the 34 remaining PACE sites not included in the transaction were discontinued, and PACE was subsequently divested in August 1995. Included in this loss were the write-off of unamortized goodwill of $395, a provision for the expected remaining lease obligations in the warehouses not sold, other PACE liabilities and a provision for additional costs anticipated during the wind-down of PACE operations.

     The loss on disposal of discontinued operations in 1993 of $521 includes the losses on disposal of PACE assets and the divestiture of PayLess. The operations of these businesses were reclassified to discontinued operations to reflect their respective plans for disposition. The sale of PayLess was completed in April 1994 to TPH and its subsidiary Thrifty PayLess, Inc. for approximately $595 in cash, $100 in Senior Notes of TPH and approximately 46% of the common equity of TPH.

4) STORE RESTRUCTURING AND OTHER CHARGES

     On January 5, 1994 the Kmart Board of Directors approved a restructuring plan involving domestic and Canadian Kmart stores, Builders Square and the Walden division of the Borders Group. As a result, in the fourth quarter of 1993, Kmart recorded a pretax charge (Store Restructuring and Other Charges) of $1,348, $862 after tax. The portion of the charge associated with the Borders Group, $218 pretax and $139 after tax, has subsequently been restated as discontinued operations. The remaining restructuring provision included anticipated costs of $1,130 associated with Kmart stores which were to be closed and relocated, enlarged or refurbished in the U.S. and Canada and the closing and relocation of certain Builders Square stores. These costs included lease obligations for store closings as well as fixed asset write-downs, primarily furniture and fixtures, and inventory dispositions and related operating losses for all affected stores. The restructuring provision also included $20 to increase the reserve for lease obligations for stores closed as part of Kmart's 1989 restructuring plan. Other charges included the estimated costs of $76 for re-engineering programs (principally severance) and other nonrecurring charges and an accrual of $12 for a nonroutine legal judgment resulting from the insolvency of an insurer.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table sets forth the 1993 restructuring plan and related activity through January 31, 1996:

                                                                   ACTIVITY TO DATE
                                                        ---------------------------------------
                                                                     NONCASH COSTS                RESERVE AT
                                             PROVISION  CASH COSTS     AND ASSET     CHANGES IN   JANUARY 31,
                                             RECORDED    INCURRED     WRITE-DOWNS     ESTIMATE       1996
                                             --------   ----------   -------------   ----------   -----------
1993 Restructuring Plan:
  Lease obligation costs...................   $  577       $166           $(75)(a)      $(57)         $429
  Asset write-downs........................      181         --            201            49            29
  Inventory disposition costs and related
     operating losses......................      264         35            159            13            83
  Re-engineering and other nonrecurring
     charges...............................       76         54             25            12             9
  Nonroutine legal accrual.................       12          7             --            (5)           --
                                              ------       ----           ----          ----          ----
                                              $1,110       $262           $310          $ 12          $550
                                              ======       ====           ====          ====          ====

- -------------------------
(a) Represents $35 and $40 for interest expense accreted during 1995 and 1994 on discounted lease obligations.

     Cash costs incurred for the 1993 restructuring plan of $262, include $177, $80 and $5 for 1995, 1994 and 1993, respectively. Noncash charges of $310 include $159, $146 and $5 for the same periods, respectively.

     Changes in estimate are representative of management's assessment in the fourth quarter of 1995 and 1994 that, based on actual experiences to date, certain charges will be higher than originally planned while others will be less than planned.

     Builders Square and Kmart Canada substantially completed their restructuring plans during 1995. Actual results were in line with the original reserve of $226 and $39 for Builders Square and Canada, respectively.

     The 1989 restructuring plan, with the $20 addition in 1993, included $526 for stores which were closed and relocated, enlarged or refurbished, and through January 31, 1996, $509 was charged against this reserve. Cash costs relating to the 1989 restructuring plan were $54, $53 and $82 for 1995, 1994 and 1993, respectively. There were no noncash charges for 1995 compared to $29 and $137 for 1994 and 1993, respectively.

     The restructuring obligation is included primarily in "Other long-term liabilities" in the Consolidated Balance Sheets.

5) ASSET IMPAIRMENT CHARGES

     Kmart adopted Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") in the fourth quarter of 1995. This statement requires companies to record impairments of long-lived assets, certain identifiable intangibles, and associated goodwill on an exception basis, when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. In conducting its review, management considered, among other things, its current and expected operating cash flows together with a judgment as to the fair value the Company could receive upon sale of its investment. Based on this review, Kmart recorded a $532 pretax charge, $390 after tax, relating to Builders Square and certain international operations.

6) EXTRAORDINARY ITEMS

     The Company entered into agreements whereby holders of approximately $550 of certain real estate related debt agreed to eliminate put features which would have required Kmart to purchase the debt from the

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

holders if Kmart's long-term debt rating was lowered to non-investment grade or the lowest level of investment grade rating in certain cases. As a result, Kmart recorded an extraordinary noncash charge of $51, net of income taxes, primarily relating to make-whole premiums payable under such agreements.

     In August 1993, Kmart called for early redemption of all $200 of its 8 1/8% debentures due January 1, 1997. The debentures were redeemed at 100% of the principal amount plus interest accrued to the date of redemption. In April 1993, Kmart called for early redemption of all $200 of its 10 1/2% Sinking Fund Debentures due December 1, 2017. The resulting redemption premium of $10, net of applicable income taxes, was reported as an extraordinary item.

7) PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows:

                                                                          JANUARY 31,    JANUARY 25,
                                                                             1996           1995
                                                                          -----------    -----------
Property owned:
  Land.................................................................     $   153        $   153
  Buildings............................................................         440            446
  Leasehold improvements...............................................       1,438          1,619
  Furniture and fixtures...............................................       5,132          5,540
  Construction in progress.............................................          78            132
Property under capital leases..........................................       2,811          3,055
                                                                            -------        -------
                                                                             10,052         10,945
Less-accumulated depreciation and amortization:
  Property owned.......................................................      (3,262)        (3,426)
  Property under capital leases........................................      (1,489)        (1,508)
                                                                            -------        -------
       Total...........................................................     $ 5,301        $ 6,011
                                                                            =======        =======

     Accumulated depreciation for owned property includes $29 and $122 of the store restructuring provision as of January 31, 1996 and January 25, 1995, respectively. Interest costs capitalized were $7, $17 and $11 in 1995, 1994 and 1993, respectively.

8) INVESTMENTS IN AFFILIATED RETAIL COMPANIES

     All U.S. Kmart footwear departments are operated under license agreements with the Meldisco subsidiaries of Melville Corporation, substantially all of which are 49% owned by Kmart and 51% owned by Melville. Fees and income earned under the license agreements in 1995, 1994 and 1993 of $182, $204 and $195, respectively, are included in licensee fees and other income. Kmart's equity in the income of footwear departments in Kmart stores and dividends received were as follows:

                                                                       1995    1994    1993
                                                                       ----    ----    ----
        Equity in income............................................   $38     $52     $52
                                                                       ===     ===     ===
        Dividends...................................................   $52     $38     $55
                                                                       ===     ===     ===

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Meldisco's summarized financial information is as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1995      1994      1993
                                                                 ------    ------    ------
        Net sales.............................................   $1,141    $1,235    $1,175
                                                                 ======    ======    ======
        Gross profit..........................................   $  487    $  548    $  525
                                                                 ======    ======    ======
        Net income............................................   $   79    $  107    $   97
                                                                 ======    ======    ======
        Inventory.............................................   $  135    $  148    $  137
        Other current assets..................................       74       117        85
        Non-current assets....................................        1         2         2
                                                                 ------    ------    ------
        Total assets..........................................      210       267       224
        Current liabilities...................................       15        42        30
                                                                 ------    ------    ------
        Net assets............................................   $  195    $  225    $  194
                                                                 ======    ======    ======
        Equity of Kmart.......................................   $   94    $  108    $   94
                                                                 ======    ======    ======

     Unremitted earnings included in consolidated retained earnings were $72, $86 and $64 at year end 1995, 1994 and 1993, respectively.

9) NOTES PAYABLE, LINES OF CREDIT AND OTHER COMMITMENTS AND CONTINGENCIES

     The following table is a summary of annual short-term borrowings:

                                                                    JANUARY 31,    JANUARY 25,
                                                                       1996           1995
                                                                    -----------    -----------
        Maximum amount outstanding...............................     $ 2,660        $ 3,784
        Average amount outstanding...............................       1,043          1,915
        Amount outstanding at year end...........................          --            748
        Weighted average interest rate at year end...............          --            6.1%
        Weighted average annual interest rate....................         6.4%           4.6%

     At January 31, 1996, Kmart had guaranteed lines of credit of which $199 had been borrowed against to fund certain of Kmart's real estate development joint ventures. These lines of credit mature February 1997. In addition, Kmart had guaranteed a line of credit of which $385 had been borrowed against to fund certain of Kmart's real estate development projects. This line of credit had a weighted average interest rate at January 31, 1996 of 7.6%. Additional borrowings in excess of repayments will be conditioned upon the approval of the banks.

     Kmart has outstanding guarantees for leases of certain previously sold subsidiaries including Furr's, the Borders Group, OfficeMax and The Sports Authority. Also, Kmart has entered into certain real estate arrangements whereby Kmart is obligated to purchase completed projects. The aggregate amount guaranteed was $1,542 at January 31, 1996.

     Kmart and Coles Myer have guaranteed indebtedness related to certain properties in Australia on a joint and several basis. Coles Myer subsequently indemnified Kmart from any liability incurred pursuant to the Kmart guarantees. As of January 31, 1996, the amount guaranteed was approximately $18.

     Kmart has guaranteed indebtedness of other parties related to certain of its leased properties financed by industrial revenue bonds. At January 31, 1996, the total amount of such guaranteed indebtedness was $218, of which $81 was included in capital lease obligations. The agreements will expire during fiscal years 2004 to

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

2009. Kmart's exposure to credit loss, in the event of nonperformance by the other parties to the agreements, was $137 at January 31, 1996. However, no concentration of credit risk exists and Kmart does not anticipate nonperformance by the other parties.

     There are various claims, lawsuits and pending actions against Kmart incident to its operations. It is the opinion of management that the ultimate resolution of these matters will not have a material effect on Kmart's liquidity, financial position or results of operations.

10) LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable, net of unamortized discount, is comprised of the following:

                                                                          JANUARY 31,    JANUARY 25,
                                                                             1996           1995
                                                                          -----------    -----------
Notes payable due 1997 (7.76% weighted average interest rate)..........      $1,998         $   --
12 1/8% notes due 1995.................................................          --            150
8 1/8% notes due 2006..................................................         199            199
8 1/4% notes due 2022..................................................          99             99
12 1/2% debentures due 2005............................................         100            100
8 3/8% debentures due 2022.............................................         100            100
7 3/4% debentures due 2012.............................................         198            198
7.95% debentures due 2023..............................................         299            299
Medium-term notes due 1997 through 2020 (8.22% weighted average
  interest rate).......................................................         605            680
Mortgages..............................................................         301            306
Other..................................................................          43            107
                                                                             ------         ------
     Total.............................................................       3,942          2,238
Portion due within one year............................................          (7)          (235)
                                                                             ------         ------
Long-term debt and notes payable.......................................      $3,935         $2,003
                                                                             ======         ======

     As of March 7, 1996, Kmart had $1,988 borrowed under its credit facilities. Additional borrowings in excess of repayments will be conditioned upon the approval of the banks.

     In early 1996, Kmart's long-term senior unsecured debt rating was downgraded to non-investment grade (BB by Standard and Poor's Corporation and Ba2 by Moody's Investors Services, Inc.). As a result of the ratings downgrade, higher interest rates became effective on Kmart's bank debt. Prior to the downgrade, Kmart had entered into agreements in principle (a) with a group of debt holders to eliminate put features from approximately $550 of real estate related debt in exchange for repayment of such debt, including make-whole premiums on certain debt, in October 1997 or such earlier date as the debt matures or is refinanced and (b) with its bankers, to modify the terms of certain of Kmart's credit facilities. The maturities of Kmart's seasonal bank credit facility and certain of the bank real estate debt were extended to February 1997, and the maturity of all other bank credit facilities remained at October 1997. Under the agreements, Kmart is required to maintain $400 in balances in its cash management system with its credit facility banks. The current credit agreements contain certain restrictive provisions regarding the maintenance of net worth and a fixed charge coverage ratio. At January 31, 1996, Kmart was in compliance with all covenants under these agreements. In addition, included in the agreements is a prohibition against declaration or payment of dividends.

     Real estate debt in the principal amount of approximately $90 was not subject to the agreements described in the preceding paragraph and relates to real estate debt of certain of the Company's former subsidiaries. Of the $90 outstanding, subsequent to year end, $20 was put to the Company and repaid, along

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

with a $3 make-whole premium. Kmart expects to sell and/or remarket such debt to the former subsidiaries or other third parties. Kmart does not expect that any losses incurred by it as a result of such repayment will exceed $15, which is the threshold absent a waiver for an event of default under the agreements described in the preceding paragraph.

     During the first half of 1996, Kmart expects to explore the renegotiation and/or restructuring of its bank credit facilities to enhance its credit, liquidity and financial flexibility and to enable Kmart, under its current forecast, to meet its committed and other capital needs and scheduled debt repayments throughout 1996 and later years. In that connection, Kmart also intends to explore other alternatives, including the possible divestiture of additional non-core assets, sale-leaseback of certain real estate and the sale of debt or equity securities. There can be no assurance, however, as to Kmart's ability to effect such modifications in its capital structure or as to the terms of any such modification.

     Kmart's liquidity is presently sufficient, and it remains generally current with trade vendors, continues to receive and honor usual and customary trade terms and remains in compliance with all bank covenants. However, should Kmart's operating performance deteriorate or should providers of goods and services to Kmart tighten credit terms, Kmart may need to consider alternative sources of funds, a reduction in capital expenditures or additional restructuring of its capital structure.

     In June 1994, Kmart called for early redemption of all $300 of its 8 3/8% debentures due January 15, 2017. The resulting redemption premium and associated cost of $18, net of applicable taxes, has been reported as part of the loss on disposal of PayLess included in discontinued operations in 1993.

     Based on the quoted market prices for the same, or similar issues, or on the current rates offered to Kmart for debt of the same remaining maturities, the fair value of long-term debt was $3,462 and $2,106 at January 31, 1996 and January 25, 1995, respectively.

     The principal maturities of long-term debt for years subsequent to 1995 are: 1996-$7, 1997-$2,167, 1998-$94, 1999-$70, 2000-$65 and 2001 and
later-$1,539.

     Cash paid for interest, net of amounts capitalized, was $460, $521 and $465 in 1995, 1994 and 1993, respectively.

11) LEASES

     Kmart conducts operations primarily in leased facilities. Kmart store leases are generally for terms of 25 years with multiple five-year renewal options which allow the Company the option to extend the life of the lease up to 50 years beyond the initial noncancelable term. Substantially all Builders Square retail units are leased, generally for terms from five to 25 years with varying renewal options.

     Certain leases provide for additional rental payments based on a percent of sales in excess of a specified base. Also, certain leases provide for the payment by the lessee of executory costs (taxes, maintenance and insurance). Some selling space has been sublet to other retailers in certain of Kmart's leased facilities.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Lease Commitments: Future minimum annual lease payments with respect to noncancellable capital and operating leases as of January 31, 1996 are summarized below for the years indicated:

                                                                                MINIMUM LEASE
                                                                                   PAYMENTS
                                                                             --------------------
                                                                             CAPITAL    OPERATING
                                                                             -------    ---------
Fiscal Year:
  1996....................................................................   $   385     $   591
  1997....................................................................       376         569
  1998....................................................................       361         557
  1999....................................................................       345         540
  2000....................................................................       326         530
  Later years.............................................................     2,933       7,261
                                                                             -------     -------
     Total minimum lease payments.........................................     4,726      10,048
Less -- minimum sublease rental income....................................        --        (777)
                                                                             -------     -------
Net minimum lease payments................................................     4,726     $ 9,271
                                                                                         =======
Less:
  Estimated executory costs...............................................    (1,290)
  Amount representing interest............................................    (1,688)
                                                                             -------
                                                                               1,748
Portion due within one year...............................................      (119)
                                                                             -------
Long-term lease obligations...............................................   $ 1,629
                                                                             =======

     A summary of operating lease rental expense and short-term rentals is as follows:

                                                                        1995     1994     1993
                                                                        -----    -----    ----
Minimum rentals......................................................   $ 680    $ 691    $602
Percentage rentals...................................................      36       33      40
Less -- sublease rentals.............................................    (111)    (120)    (92)
                                                                        -----    -----    -----
Total................................................................   $ 605    $ 604    $550
                                                                        =====    =====    =====

     Kmart incurred capital lease obligations to obtain store facilities and equipment of $7, $189 and $177 in 1995, 1994 and 1993, respectively. These noncash transactions have been excluded from the Consolidated Statements of Cash Flows.

12) INCOME TAXES

     Components of income (loss) from continuing retail operations and equity in net income of unconsolidated companies before income taxes are as follows:

                                                                        1995     1994    1993
                                                                        -----    ----    -----
U.S..................................................................   $(513)   $ 89    $(492)
Foreign..............................................................    (199)     26       12
                                                                        -----    ----    -----
Total................................................................   $(712)   $115    $(480)
                                                                        =====    ====    =====

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     The provision (credit) for income taxes consists of the following:

                                                                        1995     1994    1993
                                                                        -----    ----    -----
Current:
  Federal............................................................   $(211)   $(48)   $  25
  State and local....................................................       1       6       (5)
  Foreign............................................................      (3)      8       26
Deferred:
  Store restructuring and other charges..............................     122      38     (334)
  Excess of tax over book depreciation...............................      --      58       81
  LIFO inventory.....................................................     (13)     14       68
  Property taxes.....................................................      17      13      (16)
  Pension funding....................................................      29     (22)      (3)
  Inventory reserve..................................................      --     (34)      --
  Fixed asset impairment.............................................    (199)     --       --
  Valuation allowance................................................      57      --       --
  Tax credits........................................................     (29)     --       --
  Other..............................................................       7     (22)     (34)
                                                                        -----    ----    -----
Total income taxes...................................................   $(222)   $ 11    $(192)
                                                                        =====    ====    =====

     A reconciliation between the federal statutory income tax rate to Kmart's effective tax rate is shown below stated as a percent of income (loss) from continuing retail operations and equity in net income of unconsolidated companies:

                                                                         1995     1994     1993
                                                                         -----    -----    -----
Provision (credit) at federal statutory rate %........................   (35.0)    35.0    (35.0)
State and local taxes, net of federal tax benefit.....................     0.1      3.7     (2.1)
Tax credits...........................................................    (1.1)    (9.5)    (1.5)
Equity in net income of affiliated retail companies subject to lower
  tax rates...........................................................    (1.5)   (12.7)    (2.8)
Enacted federal tax rate change.......................................      --       --      3.3
Valuation allowance...................................................     8.1       --       --
Tax rate differential in international................................    (2.1)     1.2     (0.2)
ESOP dividend.........................................................    (0.5)    (4.4)    (1.0)
Other.................................................................     0.8     (3.7)    (0.7)
                                                                         -----    -----    -----
Effective tax rate %..................................................   (31.2)     9.6    (40.0)
                                                                         =====    =====    =====

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Deferred tax assets and liabilities which are included in the accompanying consolidated balance sheets are comprised of the following:

                                                                          JANUARY 31,    JANUARY 25,
                                                                             1996           1995
                                                                          -----------    -----------
Deferred tax assets:
  Federal benefit for state and foreign deferred.......................       $ 32          $   35
  Discontinued operations..............................................         93             199
  Accruals and other liabilities.......................................        202             200
  Capital leases.......................................................        140             145
  Store restructuring obligations......................................        238             396
  Other................................................................        122              56
                                                                              ----          ------
       Total deferred tax assets.......................................        827           1,031
                                                                              ----          ------
Deferred tax liabilities:
  Inventory............................................................        236             283
  Property and equipment...............................................        370             542
  Valuation allowance..................................................         57              --
  Other................................................................         86              58
                                                                              ----          ------
       Total deferred tax liabilities..................................        749             883
                                                                              ----          ------
       Net deferred tax assets.........................................       $ 78          $  148
                                                                              ====          ======

     Kmart has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings totaled $7, $181 and $189 at year end 1995, 1994, and 1993, respectively.

     The Company has available alternative minimum tax credit carryforwards of approximately $54 which may be carried forward indefinitely.

     Cash paid for income taxes was $80, $83 and $270 in 1995, 1994 and 1993, respectively.

     Effective in the first quarter of 1993, Kmart adopted Financial Accounting Standard No. 109 "Accounting for Income Taxes" ("FAS 109"). FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. The adoption of FAS 109 resulted in the recording of a one-time credit, as the cumulative effect of an accounting change, of $49 in the first quarter of 1993.

13) SHAREHOLDERS' EQUITY

     In August 1991, Kmart sold 23,000,000 $3.41 Depositary Shares, each representing one quarter of a share of Series A conversion preferred stock, for $44 per Depositary Share. In September 1994, each of the outstanding Depositary Shares automatically converted into two shares of Kmart common stock.

     In October 1992, Kmart issued 784,938 shares of Series B convertible preferred stock in exchange for all the outstanding stock of Borders, Inc. In July 1994, all outstanding shares of Series B convertible preferred stock were exchanged for the same number of shares of Series C convertible preferred stock. As of January 31, 1996, all of the outstanding shares of Series C convertible preferred stock were exchanged for the same number of shares of Series D convertible preferred stock and all the Series D shares were then redeemed for shares of Kmart common stock.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Common and treasury shares outstanding and related changes for year end 1995, 1994 and 1993, are as follows:

                                                            1995           1994           1993
                                                         -----------    -----------    -----------
Common Shares:
  Beginning of the year...............................   464,549,561    416,546,780    415,640,206
  Sold under stock option plans.......................       292,715        237,230        791,425
  Issued under performance restricted stock plan......       504,635         95,162        192,526
  Issued under directors stock plan...................         9,472          2,518          1,950
  Common issued from conversion of Series A conversion
     preferred........................................            --     46,000,000             --
  Common issued from redemption of Series C and D
     convertible preferred............................    21,313,503      1,874,799             --
  Forfeited or withheld under performance restricted
     stock plan.......................................       (36,565)      (178,255)       (28,955)
  Retirement of shares, at cost.......................      (122,137)       (28,673)       (50,372)
                                                         -----------    -----------    -----------
  End of the year.....................................   486,511,184    464,549,561    416,546,780
                                                         ===========    ===========    ===========
Treasury Shares:
  Beginning of the year...............................     5,882,487      7,468,564      8,756,822
  Reacquisition of shares.............................           219             --             --
  Reissue of shares for the retirement savings plan...            --     (1,586,077)    (1,288,258)
                                                         -----------    -----------    -----------
  End of the year.....................................     5,882,706      5,882,487      7,468,564
                                                         ===========    ===========    ===========

14) PENSION PLANS

     Prior to 1996, U.S. Kmart and Builders Square had defined benefit pension plans covering eligible associates who meet certain requirements of age, length of service and hours worked per year. Effective January 31, 1996, the pension plans were frozen and associates no longer earn additional benefits under the plans. Benefits paid to retirees are based upon age at retirement and years of credited service and earnings as of January 31, 1996. Kmart Canada Limited associates are covered by a defined contribution plan. Kmart's policy is to fund at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of equity securities, fixed income securities, guaranteed insurance contracts and real estate. Kmart contributed $6 and $64 to its principal pension plan during fiscal 1995 and 1994, respectively, but was not required to contribute to its principal pension plan in fiscal 1993. The total consolidated pension expense was $44, $81 and $66 in 1995, 1994 and 1993, respectively.

     As a result of freezing the plans, the Company recorded a pretax net pension curtailment gain of $124 in the first quarter of 1995.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     For Kmart's pension plans, the following tables summarize the funded status, components of pension cost and actuarial assumptions:

                                                     JANUARY 31, 1996                 JANUARY 25, 1995
                                               -----------------------------    -----------------------------
                                                 EMPLOYEE      NON-QUALIFIED      EMPLOYEE      NON-QUALIFIED
                                               PENSION PLAN        PLANS        PENSION PLAN        PLANS
                                               ------------    -------------    ------------    -------------
Actuarial value of benefit obligations:
  Estimated present value of vested
     benefits...............................     $ (1,742)         $ (36)         $ (1,379)         $ (29)
  Estimated present value of non-vested
     benefits...............................         (127)            (1)             (140)            (1)
                                                 ---------         ------         ---------         ------
  Accumulated benefit obligation............       (1,869)           (37)           (1,519)           (30)
  Value of future pay increases.............           --             --              (189)            (4)
                                                 ---------         ------         ---------         ------
  Projected benefit obligation..............       (1,869)           (37)           (1,708)           (34)
Estimated market value of plan assets.......        1,778             --             1,462             --
                                                 ---------         ------         ---------         ------
Plan assets under projected benefit
  obligation................................          (91)           (37)             (246)           (34)
Unrecognized net asset......................          (89)            --               (97)             3
Unrecognized prior service cost.............           --             --                38              4
Unrecognized net loss and other.............           85             10               112              7
Adjustment required to recognize minimum
  liability.................................           --             (9)               --            (10)
                                                 ---------         ------         ---------         ------
Accrued pension costs.......................     $    (95)         $ (36)         $   (193)         $ (30)
                                                 =========         ======         =========         ======

                                                                        1995     1994     1993
                                                                        -----    -----    -----
Components of pension cost:
  Normal service cost................................................   $  51    $  77    $  65
  Interest cost on projected benefit obligation......................     136      140      132
  Return on plan assets..............................................    (378)      30     (159)
  Net amortization and deferral of other components..................     233     (167)      27
                                                                        -----    -----    -----
Total................................................................   $  42    $  80    $  65
                                                                        =====    =====    =====
Actuarial assumptions at end of year:
  Discount rates.....................................................   7.25%    8.25%    7.25%
  Expected return on plan assets.....................................   9.50%    9.50%    9.50%
  Salary increases...................................................   4.50%    4.50%    4.50%

     Under the provisions of Financial Accounting Standard No. 87 ("FAS 87"), "Employers' Accounting for Pensions," Kmart is required to record an unfunded pension liability when the accumulated benefit obligation exceeds plan assets. This liability is partially offset by an intangible pension asset, with the intangible asset being limited to the amount of unrecognized prior service cost, including unamortized transition obligation. At January 31, 1996, the unfunded pension liability exceeded the intangible pension asset by $9. FAS 87 requires this excess to be recorded as a reduction in shareholders' equity.

15) OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFIT PLANS

     Kmart adopted Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106") at the beginning of 1993. This statement requires Kmart to accrue for future postretirement medical benefits. In prior years, these claims were expensed when paid. As a result of adopting FAS 106, Kmart recorded an after tax charge of $78, as the cumulative effect of an accounting change, in 1993.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Kmart sponsors a health care plan that offers postretirement continuation of medical benefits to full-time associates who have worked 10 years and who have retired after age 55, with the option of participation in Kmart's medical plan, until age 65. The plan is contributory, with retiree contributions adjusted annually.

     The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with Kmart's expressed intent to increase the retiree contribution rate annually for the expected inflation rate for that year. The accrued postretirement benefit costs under FAS 106 were $104 and $107 at January 31, 1996 and January 25, 1995, respectively.

16) RETIREMENT SAVINGS PLAN

     The Retirement Savings Plan provides that associates of Kmart and certain subsidiaries who have completed one year of service can invest from 1% to 16% of their earnings in the associate's choice of a growth equity fund, an international equity fund, a core equity fund, a balanced equity fund, a managed income fund, a Kmart common stock fund or a choice of three pre-mixed portfolio funds. For each dollar the participant contributes, up to 6% of earnings, Kmart will contribute an additional 50 cents which is invested in the Employee Stock Ownership Plan (ESOP). Effective January 1, 1995, a new profit sharing program was introduced as part of the Retirement Savings Plan. The Company makes all contributions based on profits, with minimum yearly contributions required of $32. Kmart's expense related to the Retirement Savings Plan was $73 for 1995 and $46 for 1994 and 1993.

17) PERFORMANCE RESTRICTED STOCK PLAN

     Under the Performance Restricted Stock Plan, the Compensation and Incentives Committee of the Board of Directors may grant awards of common stock to officers and other key employees of Kmart and its subsidiaries. As of January 31, 1996, there were awards for 3,000,000 shares outstanding and shares available for grant of 442,100. Kmart recorded $(1), $1 and $3 of compensation expense related to the Performance Restricted Stock Plan in 1995, 1994 and 1993, respectively.

18) STOCK OPTION PLANS

     Under the 1992 Stock Option Plan, the Compensation and Incentives Committee may grant options to acquire shares of common stock to officers and other key employees of Kmart and its subsidiaries at no less than 100% of the fair market value of the common stock on the date of grant. Such options may be either incentive stock options (ISO's) with a maximum term of ten years pursuant to
Section 422 of the Internal Revenue Code or non-qualified stock options with a maximum term of ten years and two days (NQSO's). Options become exercisable three years after the date of grant for the 1992 Stock Option Plan and two years after the date of grant for the 1973 and 1981 Stock Option Plans. The ability to grant options under the 1973 and 1981 Plans expired in August 1991 according to the terms of those Plans.

     Twenty million shares of common stock were authorized for issuance under the 1992 Stock Option Plan. Payment upon exercise of an option may be made in cash, already owned shares or a combination of both according to the terms of the Plan.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Pertinent information covering the Plans follows:

                                                       1995                           1994
                                            ---------------------------    --------------------------
                                              NUMBER      OPTION PRICE       NUMBER      OPTION PRICE
                                            OF SHARES       PER SHARE      OF SHARES      PER SHARE
                                            ----------    -------------    ----------    ------------
Outstanding at beginning of year.........   23,210,037    $ 9.90-$26.03    22,095,167    $9.90-$26.03
Granted..................................    4,961,900    $ 6.31-$15.44     3,325,500          $18.88
Exercised................................     (292,715)          $10.94      (237,230)   $9.90-$20.66
Canceled.................................   (1,412,932)   $10.94-$26.03    (1,973,400)   $9.90-$26.03
                                            ----------                     ----------
Outstanding at end of year...............   26,466,290    $ 6.31-$26.03    23,210,037    $9.90-$26.03
                                            ==========                     ==========
Exercisable at end of year...............   16,151,681    $17.16-$26.03    15,357,537    $9.90-$23.03
                                            ==========                     ==========
Available for grant at end of year.......   11,436,791                     12,072,800
                                            ==========                     ==========

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") which is effective for fiscal years beginning after December 15, 1995. As permitted by FAS 123, the Company has elected to continue to account for its stock-based plans under APB No. 25, "Accounting for Stock Issued to Employees".

19) BUSINESS GROUP INFORMATION

     Kmart's consolidated operations consist primarily of the operation of general merchandise, discount retail stores under the Kmart name in the United States. Operations also include a chain of home improvement stores operated under the name Builders Square. The results of operations for PayLess, which was sold to TPH in the first quarter of 1994, are included as continuing retail operations in the consolidated financial statements, on a fully consolidated basis, for 1993. The results of operations for the Borders Group, OfficeMax and The Sports Authority, for which public offerings were completed in 1995, are included as discontinued operations. Business group information follows:

                                                                                  INCOME (LOSS)
                                                     EQUITY IN NET               FROM CONTINUING                      CAPITAL
                                         OPERATING     INCOME OF        NET     RETAIL OPERATIONS   DEPRECIATION    EXPENDITURES
                                          INCOME     UNCONSOLIDATED   INTEREST    BEFORE INCOME         AND         -- OWNED AND
                        YEAR    SALES    (LOSS)(a)     COMPANIES      EXPENSE       TAXES(B)        AMORTIZATION     LEASED(C)
                        ----   -------   ---------   --------------   -------   -----------------   ------------   --------------
General
  Merchandise:........  1995   $31,713     $  83          $ 38         $(434)         $(313)            $689           $  547
                        1994    29,563       528            52          (478)           102              641            1,182
                        1993    28,038       110            52          (467)          (305)             591              936
Builders Square:......  1995     2,676      (387)           --           (12)          (399)              40               38
                        1994     2,951        28            --           (15)            13               39              132
                        1993     2,719      (166)           --            (9)          (175)              35              112
Total Kmart:..........  1995    34,389      (304)           38          (446)          (712)             729              585
                        1994    32,514       556            52          (493)           115              680            1,314
                        1993    30,757       (56)           52          (476)          (480)             626            1,048

- -------------------------
(a) Operating income (loss) for 1995 includes charges of $162, $370 and $532 related to the adoption of FAS 121 regarding the accounting for impairment of long-lived assets for General Merchandise, Builders Square and Kmart, respectively. Operating income (loss) for 1993 includes store restructuring and other charges of $904, $226 and $1,130 for General Merchandise, Builders Square and Kmart, respectively. Operating income also includes corporate expense of $40 and $41 for 1994 and 1993, respectively. Corporate expenses were not significant in 1995.

(b) Including equity in net income of unconsolidated companies.

(c) Leased asset additions for Kmart were $7, $189 and $177 for 1995, 1994 and 1993, respectively.

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                      INVESTMENTS IN
                                                                        AFFILIATED
                                                      IDENTIFIABLE        RETAIL        DISCONTINUED     TOTAL
                                              YEAR       ASSETS         COMPANIES        OPERATIONS     ASSETS
                                              ----    ------------    --------------    ------------    -------
General Merchandise:........................  1995      $ 13,969           $ 94            $    7       $14,070
                                              1994        13,717            108                76        13,901
Builders Square:............................  1995         1,013             --                --         1,013
                                              1994         1,211             --                --         1,211
Divested/Discontinued Specialty
  Retail Businesses:........................  1995            --             --               314           314
                                              1994            --             --             1,530         1,530
Total Kmart:................................  1995        14,982             94               321        15,397
                                              1994        14,928            108             1,606        16,642

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

20) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Each of the quarters includes 13 weeks, except for the fourth quarter of 1995 which includes 14 weeks. Earnings per share amounts for each quarter are required to be computed independently and may not equal the amount computed for the total year.

                                                                             QUARTER
                                                              -------------------------------------
                                                              FIRST     SECOND    THIRD     FOURTH
                                                              ------    ------    ------    -------
1995
  Gross revenue from continuing retail operations..........   $7,443    $8,440    $7,975    $10,531
  Cost of merchandise sold.................................   $5,788    $6,544    $6,286    $ 8,378
  Net income (loss) from continuing retail operations
     before extraordinary item.............................   $  (25)   $   22    $ (118)   $  (369)
  Discontinued operations, net of income taxes.............       (3)        1         1          1
  Gain (loss) on disposal of discontinued operations, net
     of income taxes.......................................       --       (77)       48         (1)
  Extraordinary item, net of income taxes..................       --        --        --        (51)
                                                              ------    ------    ------    -------
  Net loss.................................................   $  (28)   $  (54)   $  (69)   $  (420)
                                                              ======    ======    ======    =======
  Earnings (loss) per common share:
     Continuing retail operations..........................   $ (.06)   $  .05    $ (.26)   $  (.80)
     Gain (loss) on disposal of discontinued operations....       --      (.17)      .11         --
     Extraordinary item....................................       --        --        --       (.11)
                                                              ------    ------    ------    -------
  Net loss.................................................   $ (.06)   $ (.12)   $ (.15)   $  (.91)
                                                              ======    ======    ======    =======
  Common stock price range (calendar quarters):
     High..................................................   $14 3/8   $15 3/8   $16 1/4   $14 1/2
     Low...................................................       12    12 5/8    13 5/8          6
  Dividends paid per common share (calendar quarters)......      .24       .12       .12        .12
1994
  Gross revenue from continuing retail operations..........   $6,913    $7,942    $7,783    $ 9,876
  Cost of merchandise sold.................................   $5,153    $5,963    $5,883    $ 7,869
  Net income (loss) from continuing retail operations......   $   14    $   85    $   21    $   (16)
  Discontinued operations, net of income taxes.............        4         9        18         44
  Gain on disposal of discontinued operations, net of
     income taxes..........................................       --        --        --        117
                                                              ------    ------    ------    -------
  Net income...............................................   $   18    $   94    $   39    $   145
                                                              ======    ======    ======    =======
  Earnings (loss) per common share:
     Continuing retail operations..........................   $  .03    $  .18    $  .04    $  (.04)
     Discontinued operations...............................      .01       .02       .04        .09
     Gain on disposal of discontinued operations...........       --        --        --        .26
                                                              ------    ------    ------    -------
  Net income...............................................   $  .04    $  .20    $  .08    $   .31
                                                              ======    ======    ======    =======
  Common stock price range (calendar quarters):
     High..................................................   $21 1/2   $18 5/8   $18 5/8   $17 3/4
     Low...................................................   17 7/8        15    15 3/4     12 3/4
  Dividends paid per common share (calendar quarters)......      .24       .24       .24        .24

                               KMART CORPORATION

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Kmart implemented a new inventory accounting system in 1995 which provides more precise, detailed departmental information by store. This system results in a more accurate valuation of inventories and the recording of gross profit margins during interim periods in a manner consistent with that used to value inventory at year end. The use of this more precise interim information had no effect on annual results. However, gross profits reported during each of the first three quarters of fiscal 1995 were lower than those that would have been reported using the prior method, with an equivalent positive effect in the fourth quarter. The new inventory accounting system contributed to approximately 1.3%, 0.2% and 0.5%, as a percentage of sales, of the U.S. Kmart gross margin decline in the first, second and third quarters of 1995, respectively, and 1.5%, as a percentage of sales, of the U.S. Kmart gross margin increase in the fourth quarter of 1995.

     The first quarter of 1995 included a $124 pretax net pension curtailment gain resulting from the decision to replace the defined benefit pension plans with a profit sharing program. The fourth quarter of 1995 included a pretax provision of $532 related to the adoption of FAS 121.

     The fourth quarters of 1995 and 1994 included LIFO credits of $43 and $57, respectively. Also, the fourth quarter of 1994 included provisions for inventory markdowns and shrinkage aggregating $188 and charges totaling $61 for closings of regional offices and the Kmart Fashions division headquarters, the cancellation of certain real estate projects and the sale of corporate aircraft.

     Previously published quarterly financial data have been restated for discontinued operations.

     In December 1995, the common stock dividend was eliminated.

     As of January 31, 1996, there were 94,656 Kmart shareholders of record. Kmart common stock is listed on the New York, Pacific and Chicago stock exchanges (trading symbol KM).